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Exhibit 10.4

$10,000,000

CREDIT AGREEMENT

DATED AS OF NOVEMBER 27, 2002

Among

CHEROKEE INTERNATIONAL CORPORATION
as Borrower

and

GSC PARTNERS GEMINI FUND LIMITED
as Lender

U.S. BANK, N.A.
as Agent

and

the Lenders from time to
time party hereto

i

4.4	Total Interest Coverage	21
4.5	Senior Indebtedness to EBITDA Ratio	21
4.6	Financial Statements and Other Reports	21
4.7	Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement	24
SECTION 5
REPRESENTATIONS AND WARRANTIES		24
5.1	Disclosure	24
5.2	No Material Adverse Effect	25
5.3	No Default	25
5.4	Organization, Powers, Capitalization and Good Standing	25
5.5	Financial Statements and Projections	26
5.6	Intellectual Property	26
5.7	Investigations, Audits, Etc	26
5.8	Employee Matters	26
5.9	Solvency	27
5.10	[Intentionally Omitted]	27
5.11	Use of Proceeds; Margin Regulations	27
5.12	Heller Representations	27
SECTION 6
DEFAULT, RIGHTS AND REMEDIES		27
6.1	Event of Default	27
6.2	Suspension of Commitments	30
6.3	Acceleration	30
6.4	Performance by Agent	30
6.5	Financial Covenant Defaults	30
SECTION 7
CONDITIONS TO LOANS		31
7.1	Conditions to Loans on the Closing Date	31
7.2	Conditions to All Loans	31
SECTION 8
ASSIGNMENT AND PARTICIPATION		31
8.1	Assignments and Participations in Loans and Notes	31
8.2	Agent.	32
8.3	Amendments, Consents and Waivers for Certain Actions	36
8.4	Set Off and Sharing of Payments	36
8.5	Disbursements of Advances; Payment	37
SECTION 9
MISCELLANEOUS		38
9.1	Indemnities	38
9.2	Amendments and Waivers	38
9.3	Notices	39
9.4	Failure or Indulgence Not Waiver; Remedies Cumulative	39
9.5	Marshalling; Payments Set Aside	39
9.6	Severability	40
9.7	Lenders' Obligations Several; Independent Nature of Lenders' Rights	40

9.8	Headings	40
9.9	Applicable Law	40
9.10	Successors and Assigns	40
9.11	No Fiduciary Relationship	40
9.12	Construction	40
9.13	Confidentiality	40
9.14	CONSENT TO JURISDICTION	40
9.15	WAIVER OF JURY TRIAL	41
9.16	Survival of Warranties and Certain Agreements	41
9.17	Entire Agreement	41
9.18	Counterparts; Effectiveness	41
SECTION 10
DEFINITIONS		41
10.1	Certain Defined Terms	41
10.2	Other Definitional Provisions	46

INDEX OF DEFINED TERMS

Defined Term	Defined in Section
Additional Amounts	§1.9(A)
Adjustment Date	§1.10
Affected Lender	§1.10
Affiliate	§10.1
Agent	§10.1
Agreement	§10.1
Asset Disposition	§10.1
Assignment and Acceptance Agreement	§10.1
Bankruptcy Code	§10.1
Base Rate	§1.2(A)
Base Rate Loans	§1.2(A)
Base Rate Margin	§1.2(A)
Borrower	Preamble & §10.1
Borrowing Base	§4.6(H)
Borrowing Base Certificate	§4.6(F)
Business Day	§10.1
Capex Limit	§4.1
Cash Equivalents	§3.3
Certificate of Exemption	§1.9(C)
Cherokee Investor Partners	§10.1
Closing Date	§10.1
Closing Fee	§1.3(A)
Collateral	§10.1
Confidential Offering Circular	§10.1
Contingent Obligation	§3.4
Contractual Obligation	§2.1
Convertible Indenture	§10.1
Default	§10.1
Domestic Subsidiary	§10.1
Event of Default	§6.1
Existing Subordinated Notes	§10.1
Exiting Lenders	§10.1
Expiry Date	§10.1
Federal Funds Effective Rate	§10.1
Financing Documents	§10.1
Foreign Lender	§1.9(B)
Foreign Subsidiary	§10.1
Funding Date	§8.5
GAAP	§10.1
Heller Credit Agreement	§10.1
Heller Facility Agent	§10.1
Heller Facility Collateral Documents	§10.1
Heller Facility Loan Documents	§10.1
Indebtedness	§10.1
Indemnitee	§9.1
Indenture Documents	§10.1
Indentures	§10.1
Intellectual Property	§5.6

Intercreditor Agreements	§10.1
Interest Period	§1.2(A)
Interest Settlement Date	§8.6(A)
Investment	§3.3
IRC	§10.1
ITS Companies	§10.1
Lender(s)	§10.1
LIBOR	§1.2(A)
LIBOR Breakage Fee	§1.3(C)
LIBOR Loans	§1.2(A)
LIBOR Margin	§1.2(A)
Lien	§10.1
Loan(s)	§10.1
Loan Documents	§10.1
Loan Party	§10.1
Material Adverse Effect	§10.1
Net Proceeds	§10.1
Note(s)	§10.1
Obligations	§10.1
OCM LLC	§6.1(Q)
Operating Cash Flow	§4.6(d)
Permitted Encumbrances	§3.2(A)
Permitted Shareholders	§10.1
Person	§10.1
Pro Forma	§10.1
Pro Rata Share	§10.1
Projections	§10.1
Related Transactions	§10.1
Related Transactions Documents	§10.1
Replacement Lender	§1.10
Repurchase Agreement	§10.1
Requisite Lenders	§10.1
Restricted Junior Payment	§3.5
Scheduled Installments	§1.1(A)
Security Documents	§10.1
Senior GSC Lenders' Pro Rata Share	§10.1
Senior Heller Lenders' Pro Rata Share	§10.1
Senior Indebtedness to EBITDA Ratio	§4.5
Senior Indenture	§10.1
Senior Intercreditor Agreement	§10.1
Senior-Junior Intercreditor Agreement	§10.1
Subsidiary	§10.1
Supplemental Letter	§10.1
Term Loan A Commitment	§10.1
Term Loan B Commitment	§10.1
Term Loans	§1.1(A)
Total Senior Outstandings	§10.1
Transaction Fee	§1.1(B)

v

CREDIT AGREEMENT

        This CREDIT AGREEMENT is dated as of November 27, 2002 and entered into by and among CHEROKEE INTERNATIONAL CORPORATION, a Delaware corporation and successor by merger to Cherokee International, LLC ("Borrower"), with its principal place of business at 2841 Dow Avenue, Tustin, California 92780, GSC PARTNERS GEMINI FUND LIMITED ("GSC"), with offices at 500 Campus Drive, Suite 220 Florham Park, New Jersey 07932, and U.S. BANK, N.A., with offices at 180 East Fifth Street St. Paul, MN 55101 as Agent (as hereinafter defined in Section 10) for all Lenders, and such financial institutions who are or hereafter become parties to this Agreement as Lenders.

R E C I T A L S:

        Borrower has secured all of its Obligations (as hereinafter defined in Section 10) under the Loan Documents (as hereinafter defined in Section 10) by pledging to Agent, for the benefit of Agent and Lenders, a portion of the capital stock of its Subsidiaries and by granting to Agent, for the benefit of Agent and Lenders, a security interest in and lien upon certain of its personal and real property.

        In consideration of the premises and the agreements, provisions and covenants herein contained, Borrower, Lenders and Agent agree to the following:

SECTION 1

AMOUNTS AND TERMS OF LOANS

        1.1    Loans.    Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Borrower contained herein:

          (A)    Term Loans.    On the Closing Date, the Lender shall make (i) Term Loan A to Borrower in the amount of the Term Loan A Commitment and (ii) Term Loan B to Borrower in the amount of the Term Loan B Commitment.

          Collectively, Term Loan A and Term Loan B will be referred to as the "Term Loans". Borrower shall repay the Term Loans through periodic payments on the dates and in the amounts indicated below ("Scheduled Installments"). Any Term Loan repaid may not be reborrowed.

Date	Term Loan A Scheduled Installment	Term Loan B Scheduled Installment
March 31, 2003	$333,333.33	$8,333.33
June 30, 2003	$333,333.33	$8,333.33
September 30, 2003	$333,333.33	$8,333.33
December 31, 2003	$333,333.33	$8,333.33
March 31, 2004	$333,333.33	$8,333.33
June 30, 2004	$333,333.33	$8,333.33
September 30, 2004	$333,333.33	$8,333.33
December 31, 2004	$333,333.33	$8,333.33
March 31, 2005	$333,333.33	$8,333.33
June 30, 2005	$333,333.33	$8,333.33
September 30, 2005	$333,333.33	$8,333.33
November 30, 2005	The remaining unpaid principal balance of Term Loan A	The remaining unpaid principal balance of Term Loan B

          (B)    Notes.    Borrower shall execute and deliver to each Lender a Note to evidence each Term Loan, such Notes to be in the principal amount of such Lender's Pro Rata Share of each

  Term Loan. In the event of an assignment under subsection 8.1, Borrower shall, upon surrender of the assigning Lender's Notes, issue new Notes to reflect the interests of the assigning Lender and the Person to which interests are to be assigned.

          (C)    Funding Authorization.    The proceeds of all Loans made pursuant to this Agreement are to be funded by wire transfer to the following account of Borrower:

Bank:	Wells Fargo Bank
ABA No.:	121-000-248
Bank Address:	2030 Main Street, Suite 900, Irvine, CA 92614
Account No.:	4159-418938
Reference:	Cherokee International

  Borrower shall provide Lender with written notice of any change in the foregoing instructions at least three (3) Business Days before the desired effective date of such change.

        1.2    Interest and Related Fees.

          (A)    Interest.    From the date the Loans are made and the date the other Obligations become due, depending upon Borrower's election from time to time, as permitted herein, to have portions of the Loans accrue interest determined by reference to the Base Rate ("Base Rate Loans") or the LIBOR ("LIBOR Loans"), the Loans and the other Obligations shall bear interest at the applicable rates set forth below:

            (1)   The Term Loans shall bear interest as follows:

              (a)   If a Base Rate Loan, then at the sum of the Base Rate plus the Base Rate Margin applicable to the respective Term Loan.

              (b)   If a LIBOR Loan then at the sum of the LIBOR plus the LIBOR Margin applicable to the respective Term Loan.

          "Base Rate" means a variable rate of interest per annum equal to the rate of interest from time to time published by the Board of Governors of the Federal Reserve System in Federal Reserve statistical release H.15 (519) entitled "Selected Interest Rates" as the Bank prime loan rate. Base Rate also includes rates published in any successor publications of the Federal Reserve System reporting the Bank prime loan rate or its equivalent. The statistical release generally sets forth a Bank prime loan rate for each Business Day. The applicable Bank prime loan rate for any date not set forth shall be the rate set forth for the last preceding date. In the event the Board of Governors of the Federal Reserve System ceases to publish a Bank prime loan rate or equivalent, the term "Base Rate" shall mean a variable rate of interest per annum equal to the highest of the "prime rate," "reference rate," "base rate" or other similar rate as determined by Agent announced from time to time by any of the three largest banks (based on combined capital and surplus) headquartered in New York, New York (with the understanding that any such rate may merely be a reference rate and may not necessarily represent the lowest or best rate actually charged to any customer by such bank).

          "Base Rate Margin" shall mean, (x) with respect to Term Loan A, 3.00% per annum and (y) with respect to Term Loan B, 3.50% per annum.

          "LIBOR" means, for each Interest Period, a rate per annum equal to:

          (a)   the offered rate for deposits in U.S. dollars in an amount comparable to the amount of the applicable Loan in the London interbank market which is published by the British Bankers' Association, and that currently appears on Telerate Page 3750, or any other source available to Agent, as of 11:00 a.m. (London time) on the day which is 2 Business Days prior to the 1st day of the relevant Interest Period for a term comparable to such Interest Period; or if, for any reason, such a rate is not published by the British Bankers' Association on Telerate or any other source available to Agent, the rate per annum equal to the average rate (rounded upwards, if necessary, to the nearest 1/100 of 1%) at which Agent determines that U.S. dollars in an amount comparable to the amount of the applicable Loans are being offered to prime banks at approximately 11:00 a.m. (London time) on the day which is 2 Business Days prior to the 1st day of such Interest Period for a term comparable to such Interest Period for settlement in immediately available funds by leading banks in the London interbank market selected by Agent, divided by

          (b)   a number equal to 1.0 minus the aggregate (but without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on the day which is 2 Business Days prior to the beginning of such Interest Period (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other governmental authority having jurisdiction with respect thereto, as now and from time to time in effect) for Eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of such Board) which are required to be maintained by a member bank of the Federal Reserve System; such rate to be rounded upward to the nearest 1/100 of 1%.

          "LIBOR Margin" shall mean, (x) with respect to Term Loan A, 4.25% per annum and (y) with respect to Term Loan B, 4.75% per annum.

          Each LIBOR Loan may be obtained for a one, two, three or six month period (each being an "Interest Period"). With respect to all LIBOR Loans: (a) the Interest Period will commence on the date that the LIBOR Loan is made or the date on which a Base Rate Loan is converted into a LIBOR Loan, as applicable, or in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the day on which the next preceding Interest Period expires, (b) if the Interest Period expires on a day that is not a Business Day, then it will expire on the next Business Day, and (c) no Interest Period for any portion of a Term Loan shall extend beyond the date of the final Scheduled Installment thereof.

          (B)    Computation of Interest and Related Fees.    Interest on all Loans and all other Obligations shall be calculated daily on the basis of a 360 day year for the actual number of days elapsed in the period during which it accrues. The date of funding a Base Rate Loan and the 1st day of an Interest Period with respect to a LIBOR Loan shall be included in the calculation of interest. The date of payment of a Base Rate Loan and the last day of an Interest Period with respect to a LIBOR Loan shall be excluded from the calculation of interest. If a Loan is repaid on the same day that it is made, 1 days' interest shall be charged. Interest on all Base Rate Loans is payable in arrears on each Adjustment Date and on the maturity of such Loans, whether by acceleration or otherwise. Interest on LIBOR Loans shall be payable on the last day of the applicable Interest Period, unless the Interest Period is greater than 3 months, in which case interest will be payable on the last day of each 3 month interval. In addition, interest on LIBOR Loans is due on the maturity of such Loans, whether by acceleration or otherwise.

          (C)    Default Rate of Interest.    At the election of Agent or Requisite Lenders, after the occurrence of an Event of Default and for so long as it continues, the Loans and other Obligations (including, to the extent permitted by applicable law, interest on past due interest, but excluding interest not yet due and payable) shall bear interest at a rate that is 2% in excess of the rates otherwise payable under this Agreement. Furthermore, during any period in which any Event of Default is continuing, as the Interest Periods for LIBOR Loans then in effect expire, such Loans shall be converted into Base Rate Loans and the LIBOR election will not be available to Borrower until all Events of Default are cured or waived.

          (D)    Excess Interest.    Under no circumstances will the rate of interest chargeable be in excess of the maximum amount permitted by law. If excess interest is charged and paid in error, then the excess amount will be promptly refunded.

          (E)    LIBOR Rate Election.    Borrower may request Base Rate Loans and LIBOR Loans. Borrower may request that outstanding portions of the Term Loans be converted to LIBOR Loans and that all or any portion of a LIBOR Loan be continued as a LIBOR Loan upon expiration of the applicable Interest Period. Any such request will be made by submitting a LIBOR Loan request in the form of Exhibit 1.2(E). Once given, a LIBOR Loan request shall be irrevocable and Borrower shall be bound thereby. Upon the expiration of an Interest Period, in the absence of a new LIBOR Loan request submitted to Agent not less than 3 Business Days prior to the end of such Interest Period (provided such prior notice may be less than 3 Business Days with respect to LIBOR Loans borrowed on the Closing Date), the LIBOR Loan then maturing shall be automatically converted to a Base Rate Loan. There may be no more than 6 LIBOR Loans outstanding at any one time. Loans, which are not the subject of a LIBOR Loan request, shall be Base Rate Loans. Agent will notify Lenders, by telephonic or facsimile notice, of each LIBOR Loan request received by Agent not less than 2 Business Days prior to the 1st day of the Interest Period of the LIBOR Loan requested thereby.

        1.3    Other Fees and Expenses.

          (A)    Closing Fee.    On the Closing Date, Borrower shall pay each Lender a closing fee equal to 1.00% of the amount of its Term Loan. Each Lender shall deduct the closing fee from the amount of its Term Loan and make its Term Loan net of the fee.

          (B)    Transaction Fee.    On the Closing Date, Borrower shall pay each Lender a closing fee equal to 2.07% of the amount of its Term Loan according to the terms of the Supplemental Letter.

          (C)    LIBOR Breakage Fee.    Upon (i) any failure by Borrower in making any borrowing of, conversion into or continuation of any LIBOR Loan following Borrower's delivery to Agent of any LIBOR Loan request in respect thereof or (ii) any payment of a LIBOR Loan on any day that is not the last day of the Interest Period applicable thereto (regardless of the source of such prepayment and whether voluntary, by acceleration or otherwise), Borrower shall pay Agent, for the benefit of all Lenders, an amount (the "LIBOR Breakage Fee") equal to the amount of any losses, expenses and liabilities (including, without limitation, any loss (including interest paid) in connection with the re-employment of such funds) that any Lender may sustain as a result of such failure or such payment. For purposes of calculating amounts payable to a Lender under this subsection, each Lender shall be deemed to have actually funded its relevant LIBOR Loan through the purchase of a deposit bearing interest at the LIBOR Rate in an amount equal to the amount of that LIBOR Loan and having a maturity and repricing characteristics comparable to the relevant Interest Period; provided, however, that each Lender may fund each of its LIBOR Loans in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under this subsection.

          (D)    Expenses and Attorneys Fees.    Borrower agrees to promptly pay all reasonable fees, costs and expenses (including those of attorneys) incurred by Agent or Lenders in connection with any matters contemplated by or arising out of the Loan Documents, in connection with the documentation, negotiation and closing of the transactions contemplated herein and in connection with the continued administration of the Loan Documents including any amendments, modifications and waivers. Borrower agrees to promptly pay all reasonable fees, costs and expenses incurred by Agent and Lenders in connection with any action to enforce any Loan Document or to collect any payments due from Borrower or any other Loan Party. All fees, costs and expenses for which Borrower is responsible under this subsection 1.3(D) shall be deemed part of the

  Obligations when incurred, payable in accordance with the final two sentences of subsection 1.4 and secured by the Collateral.

        1.4    Payments.    All payments by Borrower of the Obligations shall be made in same day funds and delivered to each Lender, as applicable, by wire transfer to the following account or such other place as a Lender may from time to time designate.

Bank:	First Union National Bank
ABA No.:	053000219
Account No.:	D/5000000016439
Reference:	F/B/O: acct#1076015404 GEMINI CUST
Attention:	Corporate Trust Structured Finance Minal Patel

Borrower shall receive credit on the day of receipt for funds received by Lender by 1:00 p.m. New York time. In the absence of timely receipt, such funds shall be deemed to have been paid on the next Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the payment may be made on the next succeeding Business Day and such extension of time shall be included in the computation of the amount of interest and fees due hereunder.

        1.5    Prepayments.

          (A)    Voluntary Prepayment of Loans.    At any time, Borrower may prepay the Loans, in whole or in part, but with LIBOR Breakage Fees, if applicable. Prepayments shall be applied in accordance with subsection 1.5(E) or as otherwise may be agreed to by Requisite Lenders.

          (B)    Prepayments from Excess Cash Flow.    Within 130 days after the end of each of its fiscal years (commencing with the end of fiscal year 2003), Borrower shall prepay the Loans in an amount equal to 85% of the Excess Cash Flow for such fiscal year determined pursuant to the calculation on Exhibit 1.5(B) . The calculation shall be based on the audited financial statements for Borrower. The payments shall be applied in accordance with subsection 1.5(E).

          (C)    Prepayments from Asset Dispositions.    Immediately upon receipt of the Net Proceeds in excess of $500,000 for any single transaction or series of related transactions, Borrower shall repay the outstanding principal balance of the Loans by the amount of such Net Proceeds. In lieu of prepayment of the Loans, Borrower or any Subsidiary may elect to reinvest said Net Proceeds of such Asset Disposition within 1 year, in productive assets of a kind then used or usable in the business of Borrower and its Subsidiaries. If Borrower does not intend to so reinvest such Net Proceeds or if the period set forth in the immediately preceding sentence expires without Borrower having reinvested such Net Proceeds, Borrower shall prepay the Loans in an amount equal to said Net Proceeds (or the remaining portion not so reinvested). The payments shall be applied in accordance with subsection 1.5(E).

          (D)    Prepayment from Issuance of Securities.    Immediately upon the receipt by Borrower or any of its Subsidiaries of the proceeds of the issuance of equity securities (other than (1) proceeds of the issuance of equity securities received on the Closing Date, (2) proceeds from the issuance of equity securities to members of the management of Borrower and per option and other employee plans (not to exceed 10% of the capital stock of Borrower), (3) proceeds of the issuance of equity securities to Borrower or any Subsidiary of Borrower permitted by Section 3.3 hereof), and (4) non-cash proceeds with a value not to exceed $500,000 in the aggregate from the issuance of warrants to purchase equity securities), Borrower shall prepay the Loans in an amount equal to such proceeds net of underwriting discounts and commissions and other reasonable costs associated therewith. The payments shall be applied in accordance with subsection 1.5(E).

          (E)    Application of Proceeds.    With respect to the prepayments described in subsections 1.5(A), 1.5(B), 1.5(C) and 1.5(D), such prepayments shall be applied in payment of the Term Loan A until paid in full. Notwithstanding the foregoing, at any time that Term Loan B remains outstanding, any Lender holding any portion of Term Loan A may elect, by notice to Agent and Borrower at least 1 Business Day prior to any prepayment of Term Loans required or permitted to be made by Borrower for the account of such Lender pursuant to this subsection 1.5, to cause all or a portion of such prepayment to be applied instead to prepay Term Loan B, in which case such prepayment shall be applied in payment of Term Loan B pro rata against all remaining Scheduled Installments of Term Loan B. Considering each type of Loan being prepaid separately, any such prepayment shall be applied first to Base Rate Loans of the type required to be prepaid before application to LIBOR Loans of the type required to be prepaid, in each case in a manner which minimizes any resulting LIBOR Breakage Fee.

          (F)    Pro Rata Share of Prepayments.    Notwithstanding anything to the contrary contained in this Section 1.5, Borrower shall only be required to prepay to the Lenders the Senior GSC Lenders' Pro Rata Share of the amount otherwise required to be used to prepay Loans under this Section 1.5 so long as the remaining portion of such amount is used to repay loans outstanding under the Heller Credit Agreement, provided, that the portion so used to repay loans under the Heller Credit Agreement shall not exceed the Senior Heller Lenders' Pro Rata Share.

        1.6    Maturity.    All of the Obligations shall become due and payable as otherwise set forth herein, but in any event, all of the remaining Obligations shall become due and payable on the date set forth in clause (c) of the definition of the term "Expiry Date." Until all Obligations have been fully paid and satisfied, Agent, for the benefit of Agent and Lenders, shall be entitled to retain the security interests in the Collateral granted under the Security Documents and the ability to exercise all rights and remedies available to it under the Loan Documents and applicable laws; provided, however, that the security interests of the Agent, for the benefit of Agent and Lenders, in the Collateral may be released prior to such time in accordance with Section 8.2(H).

        1.7    Loan Accounts.    Each Lender will maintain loan account records for (a) all Loans, interest charges and payments thereof, (b) the charging and payment of all fees, costs and expenses and (c) all other debits and credits pursuant to this Agreement. The balance in the loan accounts shall be presumptive evidence of the amounts due and owing to Lenders, provided that the failure by any Lender to so record shall not limit or affect Borrower's obligation to pay. During the continuance of an Event of Default, Borrower irrevocably waives the right to direct the application of any and all payments and Borrower hereby irrevocably agrees that each Lender shall have the continuing exclusive right to apply and reapply payments in any manner it deems appropriate.

        1.8    Capital Adequacy and Other Adjustments.

          (A)  In the event that any Lender shall have determined that the adoption after the date hereof of any law, treaty, governmental (or quasi-governmental) rule, regulation, guideline or order regarding capital adequacy, reserve requirements or similar requirements or compliance by any Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy, reserve requirements or similar requirements (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) from any central bank or governmental agency or body having jurisdiction does or shall have the effect of increasing the amount of capital, reserves or other funds required to be maintained by such Lender or any corporation controlling such Lender and thereby reducing the rate of return on such Lender's or such corporation's capital as a consequence of its obligations hereunder, then Borrower shall from time to time within 15 days after notice and demand from such Lender (together with the certificate referred to in the next sentence and with a copy to Agent) pay to such Lender, additional amounts sufficient to compensate such Lender for such reduction. A certificate as to the amount of such cost and showing the basis of the computation of such cost submitted by such Lender to Borrower and Agent shall, absent manifest error, be final, conclusive and binding for all purposes.

          In the case of any LIBOR Loan or requested LIBOR Loan affected by the circumstances described in the immediately preceding paragraph, Borrower may, if any LIBOR Loan is then outstanding, require the affected Lender to convert each such LIBOR Loan into a Base Rate Loan at the end of the applicable Interest Period or such earlier time as may be required by law, in each case by giving the Agent notice thereof on the Business Day that Borrower was notified by the Lender pursuant to the immediately preceding paragraph; provided, however, that all lenders whose LIBOR Loans are affected by the circumstances described in the immediately preceding paragraph shall be treated in the same manner under this paragraph.

          (B)    Changes in Laws.    In the event that (1) any changes in any existing law, regulation, treaty or directive or in the interpretation or application thereof, (2) any new law, regulation, treaty or directive enacted or any interpretation or application thereof, or (3) compliance by Agent or any Lender with any request or directive (whether or not having the force of law) from any governmental authority, agency or instrumentality:

            (a)   does or shall subject Agent or any Lender to any tax of any kind whatsoever with respect to this Agreement, the other Loan Documents or any Loans made, or change the basis of taxation of payments to Agent or such Lender of principal, fees, interest or any other amount payable hereunder (except for net income taxes, or franchise taxes imposed in lieu of net income taxes, imposed generally by federal, state, local or foreign taxing authorities with respect to interest or commitment or other fees payable hereunder or changes in the rate of tax on the overall net income of Agent or such Lender); or

            (b)   does or shall impose on Agent or any Lender any other condition or increased cost in connection with the transactions contemplated hereby or participations herein;

  and the result of any of the foregoing is to increase the cost to Agent or any such Lender of making or continuing any Loan hereunder, as the case may be, or to reduce any amount receivable hereunder, then, in any such case, Borrower shall promptly pay to Agent or such Lender, upon its demand, any additional amounts necessary to compensate Agent or such Lender, on an after-tax basis, for such additional cost or reduced amount receivable, as determined by Agent or such Lender with respect to this Agreement or the other Loan Documents. If Agent or such Lender becomes entitled to claim any additional amounts pursuant to this subsection, it shall promptly notify Borrower of the event by reason of which Agent or such Lender has become so entitled. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Agent or such Lender to Borrower and Agent shall, absent manifest error, be final, conclusive and binding for all purposes.

        1.9    Taxes.

          (A)    No Deductions.    Any and all payments or reimbursements made hereunder or under the Notes shall be made free and clear of and without deduction for any and all taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto (all such taxes, levies, imposts, deductions, charges or withholdings and all liabilities with respect thereto excluding such taxes imposed on net income (or franchise taxes imposed in lieu of net income taxes), herein "Tax Liabilities"), excluding, however, taxes imposed on the net income of a Lender or Agent. If Borrower shall be required by law to deduct any such amounts from or in respect of any sum payable hereunder to any Lender or Agent, then the sum payable hereunder shall be increased as may be necessary so that, after making all required deductions, such Lender or Agent receives an amount equal to the sum it would have received had no such deductions been made ("Additional Amounts").

          (B)    Foreign Lenders.    Each Lender organized under the laws of a jurisdiction outside the United States (a "Foreign Lender") as to which payments to be made under this Agreement or under the Notes are exempt from United States withholding tax or are subject to United States withholding tax at a reduced rate under an applicable statute or tax treaty shall provide to Borrower and Agent (1) a properly completed and executed Internal Revenue Service Form W-8BEN or Form W-8ECI or other applicable form, certificate or document prescribed by the Internal Revenue Service of the United States certifying as to such Foreign Lender's entitlement to such exemption or reduced rate of withholding with respect to payments to be made to such Foreign Lender under this Agreement and under the Notes (a "Certificate of Exemption") or (2) a letter from any such Foreign Lender stating that it is not entitled to any such exemption or reduced rate of withholding (a "Letter of Non-Exemption"). Prior to becoming a Lender under this Agreement and within 15 days after a reasonable written request of Borrower or Agent from time to time thereafter, each Foreign Lender that becomes a Lender under this Agreement shall provide a Certificate of Exemption or a Letter of Non-Exemption to Borrower and Agent. If a Foreign Lender is entitled to an exemption with respect to payments to be made to such Foreign Lender under this Agreement (or to a reduced rate of withholding) and does not provide a Certificate of Exemption to Borrower and Agent within the time periods set forth in the preceding paragraph, Borrower shall withhold taxes from payments to such Foreign Lender at the applicable statutory rates and Borrower shall not be required to pay any Additional Amounts as a result of such withholding, provided that all such withholding shall cease upon delivery by such Foreign Lender of a Certificate of Exemption to Borrower and Agent.

          (C)  Each Lender agrees that it will (i) take all reasonable actions requested by Borrower that are without cost, risk or an undue administrative burden to such Lender to maintain all exemptions, if any, available to it from withholding taxes (whether available by treaty or existing administrative waiver) and (ii) to the extent reasonable and without cost, risk or an undue administrative burden to it, otherwise cooperate with Borrower to minimize any amounts payable by Borrower under this Section 1.9, including, without limitation, designating another lending office. If Borrower pays any Tax Liability (including penalties and interest with respect thereto) it shall deliver official tax receipts or certified copies thereof, evidencing that payment to the Lender or Agent on whose account such withholding was made (with a copy to the Agent if not the recipient of the original) on or before the 30th day after payment. If any Lender or the Agent determines that it has received or been granted a credit against or relief or remission for, or repayment of, any taxes paid or payable by it because of any taxes paid or payable by it directly attributable to any taxes, penalties or interest paid by Borrower and evidenced by such a tax receipt, such Lender or Agent shall, to the extent it can do so without prejudice to the retention of the amount of such credit, relief, remission or repayment, pay to Borrower such amount as such Lender or Agent determines is attributable to such deduction or withholding and which will leave such Lender or Agent (after such payment) in no better or worse position than it would have been in if Borrower had not been required to make such deduction or withholding. Nothing in this Agreement shall interfere with the right of each Lender and Agent to arrange its tax affairs in whatever manner it thinks fit, nor oblige any Lender or Agent to disclose any information relating to its tax affairs or any computations in connection with such taxes.

        1.10    Optional Prepayment/Replacement of Lenders.    Within 15 days after receipt by Borrower of written notice and demand from any Lender for payment pursuant to subsection 1.8 or 1.9 or, as provided in subsection 8.3(C), in the case of certain refusals by any Lender to consent to certain proposed amendments, modifications, terminations or waivers with respect to this Agreement that have been approved by Requisite Lenders (any such Lender demanding such payment or refusing to consent being referred to herein as an "Affected Lender"), Borrower may, at its option, notify Agent and such Affected Lender of its intention to do one of the following:

          (A)  Borrower may obtain, at Borrower's expense, a replacement Lender ("Replacement Lender") for such Affected Lender, which Replacement Lender shall be reasonably satisfactory to Agent. In the event Borrower obtains a Replacement Lender that will refinance all outstanding Obligations owed to such Affected Lender, the Affected Lender shall sell and assign all of its rights and delegate all of its obligations under this Agreement to such Replacement Lender in accordance with the provisions of subsection 8.1, provided that Borrower has reimbursed such Affected Lender for any administrative fee payable pursuant to subsection 8.1 and, in any case where such replacement occurs as the result of a demand for payment pursuant to subsection 1.8 or 1.9, paid all amounts required to be paid to such Affected Lender pursuant to subsection 1.8 or 1.9 through the date of such sale and assignment; or

          (B)  Borrower shall, within 90 days following notice of its intention to do so, prepay in full all outstanding Obligations owed to such Affected Lender (including, in any case where such replacement occurs as the result of a demand for payment for increased costs, such Affected Lender's increased costs for which it is entitled to reimbursement under this Agreement through the date of such prepayment).

SECTION 2

AFFIRMATIVE COVENANTS

        Borrower covenants and agrees that until payment in full of all Obligations (other than contingent indemnification obligations to the extent no unsatisfied claim giving rise thereto has been asserted), unless Requisite Lenders shall otherwise give their prior written consent, Borrower shall perform and comply with, and shall cause each of the other Loan Parties to perform and comply with, all covenants in this Section 2 applicable to such Person.

        2.1    Compliance With Laws and Contractual Obligations.    Borrower will (a) comply with and will cause each of its Subsidiaries to comply with (i) the requirements of all applicable laws, rules, regulations and orders of any governmental authority (including, without limitation, laws, rules, regulations and orders relating to taxes, employer and employee contributions, securities, employee retirement and welfare benefits, environmental protection matters and employee health and safety) as now in effect and which may be imposed in the future in all jurisdictions in which Borrower or its Subsidiaries are now doing business or may hereafter be doing business and (ii) the obligations, covenants and conditions contained in all Contractual Obligations of Borrower or such Subsidiary, as applicable, other than those laws, rules, regulations, orders and provisions of such Contractual Obligations the noncompliance with which could not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect, and (b) maintain or obtain and will cause each of its Subsidiaries to maintain or obtain, all licenses, qualifications and permits now held or hereafter required to be held by Borrower and its Subsidiaries, for which the loss, suspension, revocation or failure to obtain or renew, could reasonably be expected to have a Material Adverse Effect. This subsection 2.1 shall not preclude the Borrower or any Subsidiary from contesting any taxes or other payments, if they are being diligently contested in good faith in a manner, which stays enforcement thereof, and if appropriate expense provisions have been recorded in conformity with GAAP. Borrower represents and warrants that, it (i) is in compliance and each of its Subsidiaries is in compliance with the requirements of all applicable laws, rules, regulations and orders of any governmental authority as now in effect other than those laws, rules, regulations, orders and provisions of such Contractual Obligations, the noncompliance with which could not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect and (ii) maintains and each of its Subsidiaries maintains all licenses, qualifications and permits referred to above.

        "Contractual Obligations," as applied to any Person, means any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject including, without limitation, the Related Transactions Documents.

        2.2    Maintenance of Properties; Insurance.    Borrower will maintain or cause to be maintained in good repair, working order and condition (ordinary wear and tear excepted) all material properties used in the business of Borrower and its Subsidiaries and will make or cause to be made all appropriate repairs, renewals and replacements thereof. Borrower will maintain or cause to be maintained, with financially sound and reputable insurers, public liability and property damage insurance with respect to its business and properties and the business and properties of its Subsidiaries against loss or damage of the kinds customarily carried or maintained by corporations of established reputation engaged in similar businesses similarly situated and in amounts reasonably acceptable to each Lender and will deliver evidence thereof to each Lender. Borrower will maintain business interruption insurance providing coverage for a period of at least 6 months and in an amount not less than $20,000,000. Borrower represents and warrants that it and each of its Subsidiaries currently maintains all material properties as set forth above and maintains all insurance described above. In the event Borrower fails to provide each Lender with evidence of the insurance coverage required by this Agreement, each Lender may, upon providing reasonable notice to Borrower, purchase insurance at Borrower's expense to protect Lenders' interests in the Collateral in such amounts not to exceed the coverage specified herein. The coverage purchased by such Lender may not pay any claim made by Borrower or any claim that is made against Borrower in connection with the Collateral. Borrower may later cancel any insurance purchased by such Lender, but only after providing such Lender with evidence that Borrower has obtained insurance as required by this Agreement. If any Lender purchases insurance for the Collateral, Borrower will be responsible for the costs of that insurance, including interest and other charges imposed by such Lender in connection with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance may be added to the Obligations. The costs of the insurance may be more than the cost of insurance Borrower is able to obtain on its own.

        2.3    Inspection; Lender Meeting.    Borrower shall permit any authorized representatives of Agent to visit and inspect any of the properties of Borrower or any of its Subsidiaries, including its and their financial and accounting records, and to make copies and take extracts therefrom, and to discuss its and their affairs, finances and business with its and their officers and certified public accountants, at such reasonable times during normal business hours upon reasonable notice and as often as may be reasonably requested, provided, however, that unless an Event of Default shall have occurred and be continuing, such an inspection shall be at the expense of Agent and Lenders. Representatives of each Lender will be permitted to accompany representatives of Agent during each visit, inspection and discussion referred to in the immediately preceding sentence. Without in any way limiting the foregoing, Borrower will participate and will cause its key management personnel to participate in a meeting with Agent and Lenders once during each year in the absence of any Default or Event of Default and at Lenders' request from time to time following the occurrence and during the continuance of a Default or an Event of Default, which meetings shall be held at such time and such place as may be reasonably requested by Agent.

        2.4    Corporate Existence.    Except as otherwise permitted by subsection 3.6, Borrower will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its corporate or other existence and all rights and franchises material to its business.

        2.5    Further Assurances.

          (A)  In addition to the requirements of Section 2.8 hereof, Borrower shall and shall cause each Loan Party to, from time to time, execute such guaranties, financing statements, documents,

  security agreements and reports as Agent or Requisite Lenders at any time may reasonably request to evidence, perfect or otherwise implement the guaranties and security for repayment of the Obligations contemplated by the Loan Documents.

          (B)  At Agent's or Requisite Lenders' request, and subject to Section 2.8 hereof, Borrower shall cause any Domestic Subsidiaries of Borrower promptly to guaranty the Obligations and to grant to Agent, for the benefit of Agent and Lenders, a perfected, first priority security interest in the real, personal and mixed property of such Subsidiary to secure the Obligations. The documentation for such guaranty or security shall be substantially similar to the Loan Documents executed concurrently herewith with such modifications as are reasonably requested by Agent.

          (C)  Borrower shall from time to time take all actions necessary to cause its present shareholders and their respective affiliates, whether now or hereinafter existing, who may become shareholders to grant to the Agent, for the benefit of Agent and Lenders, a perfected first priority security interest in its now or hereinafter acquired capital stock pursuant to documentation substantially similar to the Loan Documentation executed by the shareholders concurrently herewith with such modifications as are reasonably requested by Agent, provided that the foregoing shall not be deemed to require a pledge of any equity interests (i) granted pursuant to any employee stock option or purchase plan or employment agreement (not to exceed 10% of the capital stock of Borrower) or (ii) issued pursuant to the initial issuance of its equity securities which are registered pursuant to the Securities Act of 1933. Notwithstanding anything in the foregoing to the contrary, Borrower shall at all times cause at least 51% of its outstanding capital stock to be pledged to Agent, for the benefit of Agent and Lenders, at all times.

        2.6    Environmental Matters.    Borrower will, and will cause its Subsidiaries to: (1) obtain and maintain all operating licenses and permits required by environmental authorities; (2) begin, continue and complete any remediation activities as required by any environmental authorities; (3) store or dispose of all hazardous materials in accordance with applicable environmental laws and regulations; and (4) comply with all environmental laws; unless the Borrower's failure to comply with the foregoing could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

        2.7    Licenses and Permits.    Borrower will, and will cause its Subsidiaries to obtain and maintain (1) all licenses and permits and (2) all registrations, filings and issuances of Intellectual Property required in connection with the business of Borrower and its Subsidiaries in full force and effect unless the Borrower's or its Subsidiaries' failure to obtain and maintain any such licenses, permits, registrations, filings and issuances in full force and effect could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

        2.8    Subsidiary Security.

          (A)  On the Closing Date, with regard to any Domestic Subsidiary in existence on the Closing Date, and within 3 days of the Borrower creating or acquiring or otherwise having any other Domestic Subsidiary, the Borrower will cause such Domestic Subsidiary to provide and grant to the Agent, for the benefit of the Lenders, a (i) guaranty of the Obligations, and (ii) first priority security interest in the real, personal and mixed property of such Domestic Subsidiary, securing the Obligations and such Domestic Subsidiary's obligations under such guaranty, provided that the foregoing shall not be deemed to require a pledge of more than 65% of the stock of any Foreign Subsidiary of such Domestic Subsidiary that is directly owned by such Domestic Subsidiary unless required by paragraph (B) of this Section 2.8.

          (B)  Borrower shall pledge to Agent, for the benefit of Agent and Lenders, 65% of the capital stock of each of its Foreign Subsidiaries directly owned by Borrower. Within 60 days of the Closing Date, Borrower shall take such actions as have been reasonably requested by the Agent to perfect the pledge of Foreign Subsidiary stock made on the Closing Date under the laws of the jurisdiction of organization of each issuer of such Foreign Subsidiary stock. Within 30 days of Borrower creating or acquiring or otherwise having any other Foreign Subsidiary, the Borrower will provide, or cause to be provided, to the Agent, for the benefit of the Lenders, as security for the Obligations a perfected, first priority pledge of 65% of the capital stock (or similar equity interest) of each Foreign Subsidiary. If Borrower or any Domestic Subsidiary can at any time pledge more than 65% of the capital stock of any Foreign Subsidiary as security for the Obligations, or a Foreign Subsidiary can (i) pledge any notes issued to it by the Borrower or any other Subsidiary, (ii) pledge all or a portion of the stock of one of its subsidiaries or grant a security interest on its assets to the Agent for the benefit of the Lenders to secure the Obligations, or (iii) guaranty the Obligations, in each case without causing the undistributed earnings of such Foreign Subsidiary (as determined for Federal income tax purposes) to be treated as a deemed dividend to the Borrower for Federal income tax purposes or without resulting in any other material adverse tax consequences, then Borrower, or such Domestic Subsidiary, as applicable, shall make such pledge and/or such Foreign Subsidiary shall execute and deliver documents sufficient to grant such security interest and/or make such guaranty, as applicable. All grants of security interests, pledges and guaranties contemplated by this Section 2.8 shall be made pursuant to documentation in form and substance reasonably satisfactory to the Agent. Within 60 days of the Closing Date, Borrower will report to Lender the results of its good faith analysis of the tax consequences to Borrower resulting from (i) Borrower's pledge to Agent, for the benefit of Agent and Lenders, and to each of the other agents or trustees under the Financing Documents, for the benefit of the respective lenders thereunder, of 100% of the capital stock of a Domestic Subsidiary (the "SPE") formed to hold all of the capital stock of the Foreign Subsidiaries (the "SPE Structure") and (ii) the SPE's pledge to Agent, for the benefit of Agent and Lenders, and to each of the other agents or trustees under the Financing Documents, for the benefit of the respective lenders thereunder, of 65% of the capital stock of the Foreign Subsidiaries. Notwithstanding the foregoing, Agent shall not be required to release any pledge of the equity of any direct or indirect Foreign Subsidiary which was pledged to Agent as of the Closing Date.

SECTION 3

NEGATIVE COVENANTS

        Borrower covenants and agrees that until payment in full of all Obligations (other than contingent indemnification obligations to the extent no unsatisfied claim giving rise thereto has been asserted) and unless Requisite Lenders shall otherwise give their prior written consent, Borrower shall perform and comply with, and shall cause each of the other Loan Parties to perform and comply with, all covenants in this Section 3 applicable to such Person.

        3.1    Indebtedness.    Borrower will not and will not permit any of its Subsidiaries directly or indirectly to create, incur, assume, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness (other than pursuant to a Contingent Obligation) except, to the extent permitted by the Financing Documents:

          (A)  the Obligations;

          (B)  Indebtedness owing: (a) by the Borrower to a Subsidiary; (b) by a Domestic Subsidiary to the Borrower or a Subsidiary; (c) by a Foreign Subsidiary, other than an ITS Company, owing to the Borrower or any Domestic Subsidiary in an aggregate principal amount not to exceed $4,500,000.00; (d) by the ITS Companies owing to non-affiliated third parties in an aggregate amount not to exceed $5,500,000.00; and (e) in connection with the ITS acquisition, by the ITS Companies and Borrower to each other and Borrower, as applicable, in an aggregate amount not to exceed $53,000,000.00.

          (C)  secured Indebtedness of Borrower in an aggregate principal amount not to exceed $12,600,000 pursuant to the Heller Facility Loan Documents;

          (D)  secured Indebtedness of Borrower in an aggregate principal amount not to exceed $100,000,000. in the aggregate pursuant to the Indenture Documents plus amounts accreted or paid in kind in satisfaction of interest payment obligations thereon;

          (E)  secured Indebtedness of Borrower evidenced by the Second Lien Note in the aggregate principal amount of $40,957,927.73 plus amounts accreted or paid in kind in satisfaction of interest payment obligations thereon;

          (F)  Indebtedness in an aggregate principal amount not to exceed $7,500,000 at any time outstanding secured by purchase money Liens or incurred with respect to capital leases;

          (G)  unsecured Indebtedness in an aggregate principal amount not to exceed $5,000,000, which is subordinated to the Obligations in a manner satisfactory to Agent and Requisite Lenders;

          (H)  Indebtedness described on Schedule 3.1, and any extensions, renewals or refinancings of such existing Indebtedness so long as (i) the principal amount of such Indebtedness after such renewal, extension or refinancing shall not exceed the principal amount of such Indebtedness which was outstanding immediately prior to such renewal, extension or refinancing and (ii) such Indebtedness shall not be secured by any assets other than assets securing such indebtedness, if any, prior to such renewal, extension or refinancing;

          (I)   Indebtedness constituting obligations to reimburse worker's compensation insurance companies for claims paid by such companies on Borrower's or any of its Subsidiaries' behalf in accordance with the policies issued to Borrower or such Subsidiary of Borrower;

          (J)   Indebtedness secured by the Liens permitted by clauses (1), (2) and (15) of Section 3.2(A);

          (K)  Indebtedness of a Subsidiary of Borrower acquired after the Closing Date and Indebtedness of a Person merged or consolidated with or into Borrower or a Subsidiary of Borrower after the Closing Date, which Indebtedness in each case exists at the time of such acquisition, merger or consolidation and was not created or incurred in contemplation of such acquisition, merger or consolidation and where such acquisition, merger or consolidation is not prohibited under this Agreement; and

          (L)  Indebtedness in addition to the Indebtedness described in the foregoing clauses (A) through (K) in an aggregate principal amount not exceeding $2,000,000 at any time outstanding.

        3.2    Liens and Related Matters.

          (A)    No Liens.    Borrower will not and will not permit any of its Subsidiaries directly or indirectly to create, incur, assume or permit to exist any Lien on or with respect to any property or asset of Borrower or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, except Permitted Encumbrances. "Permitted Encumbrances" means, to the extent such Liens are permitted by the Financing Documents, the following:

            (1)   Liens for taxes, assessments or other governmental charges not yet due or payable;

            (2)   statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen and other similar liens imposed by law, which are incurred in the ordinary course of business for sums not more than 30 days delinquent or which are being diligently contested in good faith in a manner which stays enforcement of such Liens, provided that appropriate provisions shall have been established therefor in accordance with GAAP and the aggregate amount of liabilities secured by such Liens does not exceed $1,000,000 at any time;

            (3)   Liens (other than any Lien imposed by the Employee Retirement Income Security Act of 1974 or any rule or regulation promulgated thereunder) incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety, stay, customs and appeal bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

            (4)   deposits, in an aggregate amount not to exceed $500,000, made in the ordinary course of business to secure liability to insurance carriers;

            (5)   Liens for purchase money obligations and capital leases; provided that: (a) the purchase, construction or refurbishing of the asset subject to any such Lien is permitted under subsection 4.1; (b) the Indebtedness secured by any such Lien is permitted under subsection 3.1; and (c) any such Lien encumbers only the asset so purchased, leased, constructed or refurbished;

            (6)   any attachment or judgment Lien not constituting an Event of Default under subsection 6.1(I);

            (7)   easements, rights of way, restrictions, and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of the business of Borrower or any of its Subsidiaries;

            (8)   any interest or title of a lessor or sublessor under any operating lease incurred in the ordinary course of business;

            (9)   Liens in favor of Agent, for the benefit of Agent and Lenders;

            (10) Liens existing on the date hereof and renewals and extensions thereof, which Liens are set forth on Schedule 3.2(A)(10) hereto;

            (11) Liens on the fixed or capital assets of a corporation which becomes a Subsidiary after the date hereof; provided that (i) such Liens existed at the time such corporation became a Subsidiary and were not created in anticipation thereof, (ii) any such Lien is not spread to cover any additional assets of such corporation after the time such corporation becomes a Subsidiary, (iii) the obligations secured thereby would not, when aggregated with existing Indebtedness, cause a violation of Section 3.1(F), and (iv) the obligations secured thereby are not increased;

            (12) Liens against equipment arising from precautionary UCC financing statement filings regarding operating leases entered into by Borrower or another Loan Party in the ordinary course of business;

            (13) nonconsensual Liens in favor of banking institutions arising as a matter of law and encumbering the deposits (including right of set-off) held by such banking institutions in the ordinary course of business;

            (14) Liens in favor of customs and revenue governmental authorities arising by operation of law; and

            (15) Liens incurred in connection with the Financing Documents, so long as the property or assets subject to any such Lien are also subject to a Lien in favor of Agent, for the benefit of Lenders.

          (B)    No Negative Pledges.    Borrower will not and will not permit any of its Domestic Subsidiaries directly or indirectly to enter into or assume any agreement (other than the Loan Documents and the Financing Documents) prohibiting the creation or assumption of any Lien upon its properties or assets in favor of the Agent or the Lenders to secure the Obligations, whether now owned or hereafter acquired, except pursuant to (i) licenses and leases entered into in the ordinary course of business or (ii) agreements relating to capital leases or purchase money indebtedness permitted under this Agreement.

          (C)    No Restrictions on Subsidiary Distributions to Borrower.    Except as provided herein, Borrower will not and will not permit any of its Subsidiaries directly or indirectly to create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Subsidiary to: (1) pay dividends or make any other distribution on any of such Subsidiary's capital stock owned by Borrower or any Subsidiary of Borrower; (2) pay any Indebtedness owed to Borrower or any other Subsidiary; (3) make loans or advances to Borrower or any other Subsidiary; or (4) transfer any of its property or assets to Borrower or any other Subsidiary, except pursuant to (i) non-assignment provisions of licenses and leases entered into in the ordinary course of business, (ii) agreements relating to capital leases or purchase money indebtedness permitted hereunder, (iii) requirements imposed by applicable law, (iv) encumbrances or restrictions imposed pursuant to agreements entered into for the sale or disposition of capital stock or assets, to the extent such sale or disposition is not otherwise prohibited under this Agreement, (v) any encumbrance or restriction in respect of any Subsidiary pursuant to the Loan Documents, the Financing Documents and the Intercreditor Agreements or (vi) pursuant to any working capital Indebtedness incurred by any of the ITS Companies.

        3.3    Investments; Joint Ventures.    Borrower will not and will not permit any of its Subsidiaries directly or indirectly to make or own any Investment in any Person except, to the extent permitted by the Financing Documents:

          (A)  Borrower and its Subsidiaries may make and own Investments in Cash Equivalents; provided that such Cash Equivalents are not subject to set-off rights, other than for fees, returned checks and indemnities;

          (B)  Borrower and its Subsidiaries may make intercompany loans among themselves to the extent such Indebtedness is permitted pursuant to subsection 3.1(B);

          (C)  Borrower and its Subsidiaries may make loans and advances to employees for moving, entertainment, travel and other similar expenses in the ordinary course of business not to exceed $500,000 in the aggregate at any time outstanding;

          (D)  Borrower and its Subsidiaries may make Investments in Domestic Subsidiaries so long as such Domestic Subsidiary has issued the guarantee, and granted the security interest, contemplated by Section 2.8 hereof;

          (E)  Borrower and its Subsidiaries may acquire and own Investments of any Person received in connection with the bankruptcy or reorganization of suppliers and customers and in connection with the settlement of delinquent obligations of, and disputes with, customers and suppliers arising in the ordinary course of business and other Investments received in respect thereof;

          (F)  Investments received in connection with Asset Dispositions or other sales, dispositions or transfers of property not prohibited hereunder, and other Investments received in respect thereof;

          (G)  Investments existing on the Closing Date and disclosed on Schedule 3.3, and other Investments received in respect thereof;

          (H)  Investments of a Person that becomes a Domestic Subsidiary of Borrower following the Closing Date or is merged or consolidated with or into or transfers all or substantially all of its assets to or is liquidated into Borrower or any Domestic Subsidiary of Borrower, and other Investments received in respect thereof;

          (I)   Investments other than those described in the foregoing clauses (A) through (H) if the aggregate amount thereof never exceeds $1,000,000 at any time; and

          (J)   Investments in the ITS Companies not to exceed $2,000,000 in the aggregate at any time.

        "Investment" means (i) any direct or indirect purchase or other acquisition by Borrower or any of its Subsidiaries of any beneficial interest in, including stock, partnership interest or other equity securities of, or ownership interest in, any other Person; and (ii) any direct or indirect loan, advance or capital contribution by Borrower or any of its Subsidiaries to any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

        "Cash Equivalents" means: (i) marketable direct obligations issued or unconditionally guarantied by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date of acquisition thereof; (ii) commercial paper maturing no more than 1 year from the date issued and, at the time of acquisition, having a rating of at least A-1 from Standard & Poor's Corporation or at least P-1 from Moody's Investors Service, Inc.; (iii) certificates of deposit or bankers' acceptances maturing within 1 year from the date of issuance thereof issued by, or overnight reverse repurchase agreements from, any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia having combined capital and surplus of not less than $500,000,000; (iv) time deposits maturing no more than 30 days from the date of creation thereof with commercial banks having membership in the Federal Deposit Insurance Corporation in amounts not exceeding the lesser of $100,000 or the maximum amount of insurance applicable to the aggregate amount of Borrower's deposits at such institution; and (v) deposits or investments in mutual or similar funds offered or sponsored by brokerage or other companies having membership in the Securities Investor Protection Corporation in amounts not exceeding the lesser of $100,000 or the maximum amount of insurance applicable to the aggregate amount of Borrower's deposits at such institution.

        3.4    Contingent Obligations.    Borrower will not and will not permit any of its Subsidiaries directly or indirectly to create or become or be liable with respect to any Contingent Obligation except, to the extent permitted by the Financing Documents:

          (A)  those resulting from endorsement of negotiable instruments for collection in the ordinary course of business;

          (B)  those existing on the Closing Date and described in Schedule 3.4 annexed hereto;

          (C)  those arising under indemnity agreements to title insurers to cause such title insurers to issue to Agent mortgagee title insurance policies;

          (D)  those arising with respect to customary indemnification obligations incurred in connection with Asset Dispositions;

          (E)  those incurred in the ordinary course of business with respect to surety and appeal bonds, performance and return-of-money bonds and other similar obligations not exceeding at any time outstanding $500,000 in aggregate liability;

          (F)  currency or interest rate swap agreements or other similar arrangements entered into in the ordinary course of business, so long as (i) such swap is not speculative in nature, (ii) is related to income related to foreign currency or interest rate exposure of Borrower or any Subsidiary or otherwise related to purchases permitted hereunder from foreign suppliers, or (iii) is entered into to protect Borrower or any of its Subsidiaries against fluctuations in the prices of materials used in their businesses;

          (G)  those incurred with respect to Indebtedness permitted by subsection 3.1; and

          (H)  any other Contingent Obligation not expressly permitted by clauses (A) through (H) above, so long as any such other Contingent Obligations, in the aggregate at any time outstanding, do not exceed $2,000,000.

        "Contingent Obligation", as applied to any Person, means any direct or indirect liability of that Person: (i) with respect to any indebtedness, lease, dividend or other obligation of another Person if the purpose or intent of the Person incurring such liability, or the effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (iii) under any foreign exchange contract, currency swap agreement, interest rate swap agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates; (iv) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement, or (v) pursuant to any agreement to purchase, repurchase or otherwise acquire any obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum amount so guaranteed. The amount of any Contingent Obligation shall be deemed to be the lesser of (x) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made, and (y) the maximum liability under the Contingent Obligation; or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by the Agent in good faith.

        3.5    Restricted Junior Payments.    Borrower will not and will not permit any of its Subsidiaries directly or indirectly to declare, order, pay, make or set apart any sum for any Restricted Junior Payment that:

          (A)  Wholly-owned Subsidiaries of Borrower may make Restricted Junior Payments to Borrower or any other wholly-owned Subsidiaries of Borrower.

          (B)  Borrower may make payments (but not prepayments) of scheduled interest and principal in accordance with the terms of the Existing Subordinated Notes; provided that no Default or Event of Default exists at the time of any such Restricted Junior payment described in this paragraph (B) or would occur as a result thereof;

          (C)  Borrower may make distributions or payments that are used to repurchase, redeem or otherwise acquire for value any shares of capital stock of the Borrower held by any member of the Borrower's or a Subsidiary's management pursuant to any management equity subscription agreement or stock option agreement or similar agreement, or otherwise upon their death, disability, retirement or termination of employment or departure from the management of the Borrower or any Subsidiary not in excess of the lesser of (i) $500,000 in the aggregate in any 12 month period, or (ii) $2,500,000 in the aggregate since the Closing Date; provided that no Default or Event of Default exists at the time of any such Restricted Junior Payment described in this paragraph (C) or would occur as a result thereof;

          (D)  Contemporaneously with the payment of a Restricted Junior Payment allowed under clause (A) of this Section 3.5, a Subsidiary of Borrower that is not a wholly-owned Subsidiary may make a Restricted Junior Payment to a Person other than Borrower or a wholly-owned Subsidiary of Borrower, provided that (i) no Default or Event of Default exists at the time of such Restricted Junior Payment or would result therefrom and, (ii) the Restricted Junior Payment made to such Person is proportionate to the contemporaneous Restricted Junior Payment made under such clause (A); and

          (E)  Borrower may make payments of scheduled interest and principal in accordance with the terms of the Indenture Documents, the Second Lien Note Purchase Agreement and the Second Lien Notes, and the Existing Subordinated Notes; provided that no Default or Event of Default exists at the time of any such Restricted Junior Payment described in this paragraph (E) or would occur as a result thereof.

        "Restricted Junior Payment" means: (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock or other equity security of, or ownership interest in, Borrower or any of its Subsidiaries now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to the holders of that class; (ii) any redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock or other equity security of, or ownership interest in, Borrower or any of its Subsidiaries now or hereafter outstanding other than the retirement of warrants by issuances of capital stock in connection with the exercise of such warrants; (iii) any payment or prepayment of interest on, principal of, premium, if any, redemption, conversion, exchange, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any Indebtedness subordinated to the Obligations or which is secured by Liens that are subordinated to the Liens which secure the Obligations; and (iv) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock or other equity security of, or ownership interest in, Borrower or any of its Subsidiaries now or hereafter outstanding other than the retirement of warrants by issuances of capital stock in connection with the exercise of such warrants.

        3.6    Restriction on Fundamental Changes.    Borrower will not and will not permit any of its Subsidiaries directly or indirectly to: (a) amend, modify or waive any term or provision of its organizational documents, including without limitation its articles of incorporation, certificates of designation pertaining to preferred stock, by-laws, partnership agreement or members' agreement unless required by law if any such action would have a Material Adverse Effect; (b) enter into any transaction of merger or consolidation except, upon not less than 5 Business Days prior written notice to Agent and Lenders, any Subsidiary of Borrower may be merged with or into Borrower (provided that Borrower is the surviving entity) or any other Subsidiary of Borrower; (c) liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution) except a Subsidiary of Borrower may liquidate wind-up or dissolve if (i) its property is transferred to Borrower or a wholly-owned Subsidiary of Borrower and (ii) the Loan Party acquiring such property complies with its obligations under Section 2.5 following such transfer; (d) acquire by purchase or otherwise all or any substantial part of the business or assets of any other Person; or (e) amend, supplement or otherwise modify any of the Financing Documents without the prior written consent of Agent.

        3.7    Disposal of Assets or Subsidiary Stock.    Borrower will not and will not permit any of its Subsidiaries directly or indirectly to: convey, sell, lease, sublease, transfer or otherwise dispose of, or grant any Person an option to acquire, in one transaction or a series of transactions, any of its property, business or assets, or the capital stock of or other equity interests in any of its Subsidiaries, whether now owned or hereafter acquired, except for (a) bona fide sales of inventory to customers for fair value in the ordinary course of business and dispositions of obsolete equipment not used or useful in the business and (b) Asset Dispositions if all of the following conditions are met: (i) the market value of assets sold or otherwise disposed of in any single transaction or series of related transactions does not exceed $3,000,000 in any fiscal year of Borrower; (ii) the consideration received is at least equal to the fair market value of such assets; (iii) the sole consideration received is cash; (iv) the Net Proceeds of such Asset Disposition are applied as required by subsection 1.5(C) and (F); (v) after giving effect to the Asset Disposition and the repayment of Indebtedness with the proceeds thereof, Borrower is in compliance on a pro forma basis with the covenants set forth in Section 4 recomputed for the most recently ended month for which information is available and is in compliance with all other terms and conditions contained in this Agreement; and (vi) no Default or Event of Default then exists or shall result from such Asset Disposition.

        3.8    Transactions with Affiliates.    Except as otherwise specified herein, Borrower will not and will not permit any of its Subsidiaries directly or indirectly to enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any management, consulting, investment banking, advisory or other similar services) with any Affiliate or with any director, officer or employee of any Loan Party, except (a) as set forth on Schedule 3.8, (b) transactions in the ordinary course of and pursuant to the reasonable requirements of the business of Borrower or any of its Subsidiaries and upon fair and reasonable terms which are fully disclosed to Agent and Lenders and are no less favorable to Borrower or such Subsidiary than would be obtained in a comparable arm's length transaction with a Person that is not an Affiliate, (c) payment of reasonable compensation to officers and employees for services actually rendered to Borrower or such Subsidiary; (d) payment of reasonable and customary directors' fees and (e) transactions between or among Borrower and wholly-owned Domestic Subsidiaries. The execution, delivery and performance of the Financing Documents shall not be prohibited by this Section 3.8.

        3.9    Conduct of Business.    Borrower will not and will not permit any of its Subsidiaries directly or indirectly to engage in any business other than businesses of the type conducted by Borrower and its Subsidiaries on the Closing Date, as described on Schedule 3.9, and such other businesses as are reasonably related thereto.

        3.10    Changes Relating to Indebtedness.    Borrower will not and will not permit any of its Subsidiaries directly or indirectly to change or amend the terms of any of (i) its Indebtedness permitted by subsections 3.1(C), (D) and (E) if the effect of such change or amendment is to: (a) increase the interest rate on such Indebtedness; (b) change the dates upon which payments of principal or interest are due on such Indebtedness; (c) change any event of default or add or make more restrictive any covenant with respect to such Indebtedness; (d) change the prepayment provisions of such Indebtedness; (e) change the subordination (including Lien subordination) provisions thereof (or the subordination terms of any guaranty thereof); or (f) change or amend any other term if such change or amendment would materially increase the obligations of the obligor or confer additional material rights on the holder of such Indebtedness in a manner adverse to Borrower, any of its Subsidiaries or Lenders or (ii) all other of its Indebtedness, if such change or amendment materially adversely affects the rights or remedies of the Lenders.

        3.11    Fiscal Year.    Neither Borrower nor any Subsidiary of Borrower shall change its fiscal year.

        3.12    Press Release; Public Offering Materials.    Borrower will not and will not permit any of its Subsidiaries to disclose the name of Agent or any Lender in any press release or in any prospectus, proxy statement or other materials filed with any governmental entity relating to a public offering of the capital stock of any Loan Party other than the Offering Circular and Consent Solicitation Statement for the Existing Subordinated Notes and any proxy statement related thereto), unless required by applicable law.

        3.13    Subsidiaries.    Borrower will not and will not permit any of its Subsidiaries directly or indirectly to establish, create or acquire any new Subsidiary, except as permitted by Section 3.3.

        3.14    Bank Accounts.    Borrower will not and will not permit any of its Domestic Subsidiaries to establish any new bank accounts without prior written notice to Lenders and unless Lenders and the bank at which the account is to be opened enter into an agreement in form and substance satisfactory to Lenders regarding such bank account. Commencing on the Closing Date, all amounts held or deposited in any bank account controlled by Borrower or a Domestic Subsidiary of Borrower shall be transferred, on a daily basis, to a depository account established by (a) Heller Facility Agent while any Loans, as defined in the Heller Credit Agreement, are outstanding and (b) Agent thereafter. Borrower will not at any time allow the aggregate amount of funds in or credited to its account number 4159-418938 maintained at Wells Fargo Bank to exceed $2,000,000, provided that the amount of funds in or credited to such account may exceed such $2,000,000 amount so long as the aggregate amount of funds in or credited such account does not (a) exceed $3,000,000 and (b) exceed $2,000,000 for more than 30 consecutive days.

        3.15    ITS Company Restrictions.    Borrower will not at any time permit (i) Cherokee Netherlands I B.V. to engage in any line of business or conduct any business operations other than acting as a single purpose holding company of the stock of Cherokee Netherlands II B.V., nor permit Cherokee Netherlands I B.V. to have any Indebtedness or any creditor other than Indebtedness owing to the Borrower in accordance with the terms hereof, (ii) Cherokee Netherlands II B.V. to engage in any line of business or conduct any business operations other than acting as a single purpose holding company of the stock of Cherokee Belgium I, nor permit Cherokee Netherlands II B.V. to have any Indebtedness or any creditor other than Indebtedness owing to the Cherokee Netherlands I B.V. in accordance with the terms hereof, (iii) Cherokee Belgium I to engage in any line of business or conduct any business operations other than acting as a single purpose holding company of the stock of Cherokee Europe SCA and/or Cherokee Europe SPRL, nor permit Cherokee Belgium I to have any Indebtedness or any creditor other than Indebtedness owing to Cherokee Netherlands II B.V. in accordance with the terms hereof. The Borrower will not permit the ITS Companies to form or permit to exist any Subsidiary other than those in existence on June 15, 2000 and as disclosed to the Banks prior to such date. The Borrower will at all times maintain ownership of 100% of the capital stock of Cherokee Netherlands I B.V.

SECTION 4

FINANCIAL COVENANTS/REPORTING

        Borrower covenants and agrees that until payment in full of all Obligations (other than contingent indemnification obligations to the extent no unsatisfied claim giving rise thereto has been asserted) and unless Requisite Lenders shall otherwise give their prior written consent, Borrower shall perform and comply with, and shall cause each of the other Loan Parties to perform and comply with, all covenants in this Section 4 applicable to such Person.

        4.1    Capital Expenditure Limits.    Borrower shall not permit the aggregate amount of all Capital Expenditures of Borrower and its Subsidiaries to exceed (i) $400,000 for the calendar quarter ending December 31, 2002, (ii) $2,500,000 for the calendar year ending 2003, (iii) $3,400,000 for the calendar year ending 2004, and (iv) $2,500,000 for the 11 months ending 11/30/05 (the "Capex Limit").

        4.2    [Intentionally Omitted]

        4.3    Fixed Charge Coverage.    Borrower shall not permit the Fixed Charge Coverage on the last day of any fiscal quarter ending during any of the periods set forth below to be less than the Fixed Charge Coverage set forth below for such period:

Period	Minimum Fixed Charge Coverage
Closing Date through 12/31/02	N.A.
3/31/03	0.65x
6/30/03	0.75x
9/30/03	0.85x
12/31/03 through 6/30/05	1.00x
Thereafter	1.05x

        "Fixed Charge Coverage" will be calculated as illustrated on Exhibit 4.6(D).

        4.4    Total Interest Coverage.    Borrower shall not permit the Total Interest Coverage on the last day of any fiscal quarter ending during any of the periods set forth below to be less than the Total Interest Coverage set forth below for such period:

Period	Minimum Total Interest Coverage
Closing Date through 12/31/02	N.A.
3/31/03	0.85x
6/30/03	1.00x
9/30/03	1.25x
Thereafter	1.50x

        "Total Interest Coverage" will be calculated as illustrated on Exhibit 4.6(D).

        4.5    Senior Indebtedness to EBITDA Ratio.    Borrower shall not permit the Senior Indebtedness to EBITDA Ratio calculated as of the last day of any fiscal quarter for any of the periods set forth below to be greater than the Senior Indebtedness to EBITDA Ratio set forth below for such period:

Period	Maximum Total Indebtedness to Pro Forma EBITDA Ratio
Closing Date through 12/31/02	N.A.
1/01/03 through 6/30/03	1.55x
7/01/03 through 12/31/03	1.45x
1/01/04 through 12/31/04	1.40x
1/01/05 through 3/31/05	1.30x
Thereafter	1.25x

        4.6    Financial Statements and Other Reports.    Borrower will maintain, and cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP (it being understood that monthly financial statements are not required to have footnote disclosures). Borrower will deliver each of the financial statements and other reports described below to each Lender.

          (A)    Monthly Financials.    As soon as available and in any event within 30 days after the end of each month (including the last month of Borrower's fiscal year), Borrower will deliver the consolidated and consolidating balance sheets of Borrower and its Subsidiaries, as at the end of such month, and the related consolidated and consolidating statements of income, stockholders'

  equity and cash flow for such month and for the period from the beginning of the then current fiscal year of Borrower to the end of such month.

          (B)    [Intentionally Omitted]

          (C)    Year-End Financials.    As soon as available and in any event within 120 days after the end of each fiscal year of Borrower, Borrower will deliver (1) the consolidated and consolidating balance sheets of Borrower and its Subsidiaries, as at the end of such year, and the related consolidated and consolidating statements of income, stockholders' equity and cash flow for such fiscal year, (2) a schedule of the outstanding Indebtedness for borrowed money of Borrower and its Subsidiaries describing in reasonable detail each such debt issue or loan outstanding and the principal amount and amount of accrued and unpaid interest with respect to each such debt issue or loan and (3) a report with respect to the consolidated financial statements from a firm of certified public accountants selected by Borrower and reasonably acceptable to Lender (it being understood that any "big four" firm is acceptable), which report shall be prepared in accordance with Statement of Auditing Standards No. 58 (the "Statement") entitled "Reports on Audited Financial Statements" and such report shall be "Unqualified" (as such term is defined in such Statement).

          (D)    Compliance Certificate.    Together with each delivery of financial statements of Borrower and its Subsidiaries pursuant to subsection 4.6(C) above and within 30 days of the last date of each of the first 3 fiscal quarters of each fiscal year of Borrower, Borrower will deliver a fully and properly completed Compliance Certificate (in substantially the same form as Exhibit 4.6(D)) signed by Borrower's chief executive officer or chief financial officer. "Operating Cash Flow" will be calculated as illustrated on Exhibit 4.6(D).

          (E)    Accountants' Reports.    Promptly upon receipt thereof, Borrower will deliver copies of all significant reports submitted by Borrower's firm of certified public accountants in connection with each annual, interim or special audit or review of any type of the financial statements or related internal control systems of Borrower made by such accountants, including any comment letter submitted by such accountants to management in connection with their services.

          (F)    Borrowing Base Certificate.    Together with each delivery of financial statements of Borrower and its Subsidiaries pursuant to Subsection 4.6(A) above, and from time to time upon the request of Agent or Lender, and whenever Borrower shall deliver a Borrowing Base Certificate under the Heller Credit Agreement, Borrower will deliver a Borrowing Base Certificate in the form provided under the Heller Credit Agreement.

          (G)    Management Report.    Together with each delivery of a Compliance Certificate for the months of March, June, September and December, Borrower will deliver a management report (1) describing the operations and financial condition of Borrower and its Subsidiaries for the month then ended and the portion of the current fiscal year then elapsed (or for the fiscal year then ended in the case of year-end financials), (2) setting forth in comparative form the corresponding figures for the corresponding periods of the previous fiscal year and the corresponding figures from the most recent Projections for the current fiscal year delivered pursuant to subsection 4.6(J) and (3) discussing the reasons for any significant variations. The information above shall be presented in reasonable detail and shall be certified by the chief financial officer of Borrower to the effect that such information fairly presents the results of operations and financial condition of Borrower and its Subsidiaries as at the dates and for the periods indicated.

          (H)    Collateral Value Report.    Upon the request of any Lender, which may be made at any time (but not more often than quarterly) while and so long as an Event of Default shall be continuing, Borrower will obtain and deliver to such Lender a report of an independent collateral auditor satisfactory to such Lender (which may be, or be affiliated with, a Lender) with respect to the accounts and inventory components included in the Borrowing Base (as defined in the Heller Credit Agreement), which report shall indicate whether or not the information set forth in the Borrowing Base Certificate most recently delivered is accurate and complete in all material respects based upon a review by such auditors of the accounts (including verification with respect to the amount, aging, identity and credit of the respective account debtors and the billing practices of Borrower) and inventory (including verification as to the value, location and respective types).

          (I)    Appraisals.    From time to time, Borrower will, at the request of the Agent or any Lender, obtain appraisal reports in form and substance and from appraisers satisfactory to Agent or any Lender stating the then current market values of all or any portion of the real estate and personal property owned by Borrower or any of its Subsidiaries. Any such appraisal report shall be at the expense of the Lender(s) requesting such appraisal report, provided that the Borrower shall pay for (i) the first such appraisal report requested after the occurrence and during the continuance of a Default or Event of Default and (ii) any such appraisal report required by a Lender or the Agent due to requirements of applicable law or regulations.

          (J)    Projections.    As soon as available and in any event no later than the last day of each of Borrower's fiscal years, Borrower will deliver projections of Borrower and its Subsidiaries for the forthcoming three fiscal years, year by year, and for the forthcoming fiscal year, month by month.

          (K)    SEC Filings and Press Releases.    Promptly upon their becoming available, Borrower will deliver copies of (1) all financial statements, reports, notices and proxy statements sent or made available by Borrower or any of its Subsidiaries to their security holders, (2) all regular and periodic reports and all registration statements and prospectuses, if any, filed by Borrower or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority, and (3) all press releases and other statements made available by Borrower or any of its Subsidiaries to the public concerning developments in the business of any such Person.

          (L)    Events of Default, Etc.    Promptly upon any senior executive officer of Borrower obtaining knowledge of any of the following events or conditions, Borrower shall deliver copies of all notices given or received by Borrower or any of its Subsidiaries with respect to any such event or condition and a certificate of Borrower's chief executive officer specifying the nature and period of existence of such event or condition and what action Borrower has taken, is taking and proposes to take with respect thereto: (1) any condition or event that constitutes an Event of Default or Default; (2) any notice that any Person has given to Borrower or any of its Subsidiaries or any other action taken with respect to a claimed default or event or condition of the type referred to in subsection 6.1(B); or (3) any event or condition that could reasonably be expected to result in any Material Adverse Effect.

          (M)    Litigation.    Promptly upon any senior executive officer of Borrower obtaining knowledge of (1) the institution of any action, suit, proceeding, governmental investigation or arbitration against or affecting any Loan Party or any property of any Loan Party not previously disclosed by Borrower to Lenders or (2) any material development in any action, suit, proceeding, governmental investigation or arbitration at any time pending against or affecting any Loan Party or any property of any Loan Party which, in each case, could reasonably be expected to both have a Material Adverse Effect and result in liability of such Loan Party for amounts which either individually or in the aggregate with all other previously unreported matters is in excess of $500,000, Borrower will promptly give notice thereof to each Lender and provide such other information as may be reasonably available to them to enable each Lender and its counsel to evaluate such matter.

          (N)    Notice of Corporate and other Changes.    Borrower shall provide prompt written notice of (1) all jurisdictions in which a Loan Party becomes qualified after the Closing Date to transact business, (2) any material change after the Closing Date in the authorized and issued capital stock or other equity interests of any Loan Party or any of their respective Subsidiaries or any other material amendment to their charter, by-laws or other organization documents, (3) any Subsidiary created or acquired by any Loan Party after the Closing Date, such notice, in each case, to identify the applicable jurisdictions, capital structures or Subsidiaries, as applicable, and (4) any other event that occurs after the Closing Date which would cause any of the representations and warranties in Section 5 of this Agreement or in any other Loan Document to be untrue or misleading in any material respect.

          (O)    Heller Information:    Borrower shall provide each Lender with any information provided or required to be provided to the Heller Facility Agent pursuant to the Heller Facility Loan Documents.

          (P)    Other Information.    With reasonable promptness, Borrower will deliver such other information and data with respect to any Loan Party or any Subsidiary of any Loan Party as from time to time may be reasonably requested by Agent or any Lender.

        4.7    Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement.    For purposes of this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to such terms in conformity with GAAP. Financial statements and other information furnished to each Lender pursuant to subsection 4.6 shall be prepared in accordance with GAAP as in effect at the time of such preparation. No "Accounting Changes" (as defined below) shall affect financial covenants, standards or terms in this Agreement; provided that Borrower shall prepare footnotes to each Compliance Certificate and the financial statements required to be delivered hereunder that show the differences between the financial statements delivered (which reflect such Accounting Changes) and the basis for calculating financial covenant compliance (without reflecting such Accounting Changes). "Accounting Changes" means: (a) changes in accounting principles required by GAAP and implemented by Borrower; (b) changes in accounting principles recommended by Borrower's certified public accountants and implemented by Borrower; and (c) changes in carrying value of Borrower's or any of its Subsidiaries' assets, liabilities or equity accounts resulting from (i) the application of purchase accounting principles (including, without limitation, A.P.B. 16 and/or 17 and EITF 88-16 and FASB 109) to the Related Transactions or (ii) as the result of any other adjustments that, in each case, were applicable to, but not included in, the Pro Forma. All such adjustments described in clause (c) above resulting from expenditures made subsequent to the Closing Date (including, but not limited to, capitalization of costs and expenses or payment of pre-Closing Date liabilities) shall be treated as expenses in the period the expenditures are made.

SECTION 5

REPRESENTATIONS AND WARRANTIES

        To induce Agent and Lenders to enter into this Agreement and to make Loans, Borrower represents and warrants to Agent and each Lender that the following statements are and, after giving effect to the Related Transactions, will be true, correct and complete in all material respects:

        5.1    Disclosure.    To Borrower's knowledge, no representation or warranty of Borrower or its Subsidiaries contained in this Agreement, the financial statements referred to in subsection 5.5, the other Related Transactions Documents or any other document, certificate or written statement furnished to Agent or any Lender by or on behalf of any such Person for use in connection with the

Loan Documents or the Related Transactions Documents contains any untrue statement of a material fact or omitted, omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made.

        5.2    No Material Adverse Effect.    Since September 30, 2002, there have been no events or changes in facts or circumstances affecting Borrower or Cherokee Investor Partners, which individually or in the aggregate have had or could reasonably be expected to have a Material Adverse Effect and that have not been disclosed herein or in the attached Schedules.

        5.3    No Default.    The consummation of the Related Transactions does not and will not violate or conflict with any laws, rules, regulations or orders of any governmental authority or violate, conflict with, result in a breach of, or constitute a default (with due notice or lapse of time or both) under any Contractual Obligation of Borrower or any of its Subsidiaries that are Loan Parties except if such violations, conflicts, breaches or defaults have either been waived on or before the Closing Date or could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

        5.4    Organization, Powers, Capitalization and Good Standing.

          (A)    Organization and Powers.    Each of Borrower and its Subsidiaries is a trust, a corporation or a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization (which jurisdiction as of the Closing Date is set forth on Schedule 5.4(A) ). Each of Borrower and its Subsidiaries has all power and authority to own and operate its properties, to carry on its business as now conducted and proposed to be conducted, to enter into each Related Transactions Document to which it is a party and to carry out the Related Transactions. Upon the formation of a Subsidiary, Borrower shall promptly deliver to Agent and each Lender an updated Schedule 5.4(A) to reflect such change, and such updated schedule shall be deemed to replace any previously delivered Schedule 5.4(A).

          (B)    Capitalization.    The authorized equity securities of the Borrower and Cherokee Investor Partners are as set forth on Schedule 5.4(B). All issued and outstanding equity securities of the Borrower and Cherokee Investor Partners are duly authorized and validly issued, fully paid, nonassessable and, with respect to those equity securities that are pledged to the Agent pursuant to any Loan Document free and clear of all Liens other than those in favor of Agent, for the benefit of Agent and Lenders, and those incurred pursuant to the Financing Documents, and such equity securities were issued in compliance with all applicable state and federal laws concerning the issuance of securities. On the Closing Date, (i) the equity securities of the Borrower and Cherokee Investor Partners are owned by the Persons and in the amounts set forth on Schedule 5.4(B)  (ii) no equity securities of the Borrower and Cherokee Investor Partners, other than as set forth on Schedule 5.4(B), are issued and outstanding, and (iii) there are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from the Borrower or Cherokee Investor Partners of any equity securities of any such entity except as set forth on Schedule 5.4(B) . On each anniversary of the Closing Date and at such times as Agent may reasonably request, Borrower shall promptly deliver to Agent an updated Schedule 5.4(B) reflecting changes, if any, to the capitalization of the Borrower or Cherokee Investor Partners from the previously delivered Schedule 5.4(B), and such updated schedule shall be deemed to replace any previously delivered Schedule 5.4(B), provided, however, that Agent's acceptance of any such updated schedule shall not be deemed to constitute a waiver by the Lenders of any then existing Default or Event of Default.

          (C)    Binding Obligation.    This Agreement is, and the other Related Transactions Documents when executed and delivered will be, the legally valid and binding obligations of the Loan Parties thereto, each enforceable against each of such parties, as applicable, in accordance with their respective terms, except as limited by bankruptcy, insolvency, or other laws of general application relating to the enforcement of creditors' rights and general principles of equity.

          (D)    Qualification.    The Borrower and Cherokee Investor Partners are each duly qualified and in good standing wherever necessary to carry on their respective business and operations, except in jurisdictions in which the failure to be qualified and in good standing could not reasonably be expected to have a Material Adverse Effect. All jurisdictions in which the Borrower and Cherokee Investor Partners are qualified to do business are set forth on Schedule 5.4(D). After the Closing Date and upon Borrower or Cherokee Investor Partners becoming qualified to do business in a jurisdiction not set forth on Schedule 5.4(D), Borrower shall promptly deliver to Agent and each Lender an updated Schedule 5.4(D) to reflect such change, and such updated schedule shall be deemed to replace any previously delivered Schedule 5.4(D).

        5.5    Financial Statements and Projections.    All financial statements concerning the Borrower and its Subsidiaries which have been or will hereafter be furnished to each Lender pursuant to this Agreement, including those listed below, have been or will be prepared in accordance with GAAP consistently applied (except as disclosed therein) and do or will present fairly the financial condition of the corporations covered thereby as at the dates thereof and the results of their operations for the periods then ended.

          (A)  The consolidated balance sheets at December 31, 2001 and the related statement of income of the Borrower and its Subsidiaries, for the fiscal year then ended, audited by Deloitte & Touche LLP.

          (B)  The consolidated balance sheet at October 31, 2002 and the related statement of income of Borrower and its Subsidiaries for the 10 months then ended.

The Projections delivered on or prior to the Closing Date and the updated Projections delivered pursuant to subsection 4.6(J) represent and will represent as of the date thereof the good faith estimate of Borrower and its senior management of the financial conditions and performance of Borrower and its Subsidiaries based on assumptions believed to be reasonable at the time made (it being understood that the Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties, and that no assurance can be given that the Projections will be realized).

        5.6    Intellectual Property.    Borrower and each of its Subsidiaries owns, is licensed to use or otherwise has the right to use, all patents, trademarks, trade names, copyrights, technology, know-how and processes used in or necessary for the conduct of its business as currently conducted that are material to the financial condition, business or operations of Borrower or its Subsidiaries (collectively called "Intellectual Property"). All such Intellectual Property is identified on Schedule 5.6. Upon Borrower or a Subsidiary acquiring or becoming entitled to any new or additional Intellectual Property not set forth on Schedule 5.6, Borrower shall promptly deliver to Agent and each Lender an updated Schedule 5.6 to reflect such change, and such updated schedule shall be deemed to replace any previously delivered Schedule 5.6. Except as disclosed in Schedule 5.6, the use of such Intellectual Property by Borrower and its Subsidiaries does not and has not been alleged by any Person to infringe on the rights of any Person where such infringement could reasonably be expected to have a Material Adverse Effect.

        5.7    Investigations, Audits, Etc.    To the knowledge of senior management of Borrower, except as set forth on Schedule 5.7, none of the Loan Parties is the subject of any material review or audit by the Internal Revenue Service or any governmental investigation concerning the material violation or possible material violation of any law.

        5.8    Employee Matters.    Except as set forth on Schedule 5.8, (a) none of the Borrower, its Subsidiaries or any of their respective employees is subject to any collective bargaining agreement,

(b) no petition for certification or union election is pending with respect to the employees of the Borrower or its Subsidiaries and no union or collective bargaining unit has sought such certification or recognition with respect to the employees of the Borrower or its Subsidiaries and (c) there are no strikes, slowdowns, work stoppages or controversies pending or, to the best knowledge of Borrower after due inquiry, threatened between the Borrower or its Subsidiaries and their respective employees, other than employee grievances arising in the ordinary course of business which could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Except as set forth on Schedule 5.8, neither Borrower nor any of its Subsidiaries is party to an employment contract.

        5.9    Solvency.    After giving effect to the transactions contemplated hereby and the Related Transactions, Borrower: (a) owns and will own assets the value of which as a going concern is greater than the amount that will be required to pay the probable liabilities of Borrower's then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to Borrower; (b) has capital that is not unreasonably small in relation to its business as presently conducted or after giving effect to any contemplated transaction; and (c) does not intend to incur and does not believe that it will incur debts beyond its ability to pay such debts as they become due.

        5.10    [Intentionally Omitted]

        5.11    Use of Proceeds; Margin Regulations.    No part of the proceeds of any Loan will be used for "buying" or "carrying" "margin stock" within the respective meanings of such terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect or for any other purpose that violates the provisions of the regulations of the Board of Governors of the Federal Reserve System. If requested by Agent, or Lender Borrower will furnish to Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

        5.12    Heller Representations.    Each representation and warranty made or to be made by Borrower under the Heller Credit Agreement is and will be true, correct and complete in all material respects on the date made.

SECTION 6

DEFAULT, RIGHTS AND REMEDIES

        6.1    Event of Default.    "Event of Default" shall mean the occurrence or existence of any one or more of the following:

          (A)    Payment.    (1) Failure to pay any installment or other payment of principal of any Loan when due or (2) failure to pay, within 5 days after the due date, any interest on any Loan or any other amount due under this Agreement or any of the other Loan Documents; or

          (B)    Default in Pari Passu Indebtedness.    (1) Failure of Borrower or any of its Subsidiaries to pay when due (after giving effect to any applicable grace period), any principal or interest under the Heller Credit Agreement or any other Indebtedness ranking pari passu or ratably secured with the Loans or (2) breach or default of Borrower or any of its Subsidiaries, or the occurrence of any condition or event, with respect to any under the Heller Credit Agreement or any other Indebtedness pari passu or ratably secured with the Loans, if the effect of such failure to pay, breach, default or occurrence is to cause or to permit the holder or holders then to cause, Indebtedness to become or be declared due prior to their stated maturity; or

          (C)    Default in Other Agreements.    (1) Failure of Borrower or any of its Subsidiaries to pay when due (after giving effect to any applicable grace period), any principal or interest on Indebtedness (other than the Loans) or any Contingent Obligations or (2) breach or default of

  Borrower or any of its Subsidiaries, or the occurrence of any condition or event, with respect to any Indebtedness (other than the Loans) or any Contingent Obligations, if the effect of such failure to pay, breach, default or occurrence is to cause or to permit the holder or holders then to cause, Indebtedness and/or Contingent Obligations having an individual principal amount in excess of $1,000,000 or having an aggregate principal amount in excess of $3,000,000 to become or be declared due prior to their stated maturity; or

          (D)    Breach of Certain Provisions.    Failure of Borrower to perform or comply with any term or condition contained in that portion of subsection 2.2 relating to Borrower's obligation to maintain insurance, Section 3 or Section 4; or

          (E)    Breach of Warranty.    Any representation, warranty, certification or other statement made by any Loan Party in any Loan Document or in any statement or certificate at any time given by such Person in writing pursuant to or in connection with any Loan Document is false in any material respect on the date made; or

          (F)    Other Defaults Under Loan Documents.    Borrower or any other Loan Party defaults in the performance of or compliance with any term contained in this Agreement or the other Loan Documents and such default is not remedied or waived within 30 days after receipt by Borrower of notice from Agent or Requisite Lenders of such default (other than occurrences described in other provisions of this subsection 6.1 for which a different grace or cure period is specified or which constitute immediate Events of Default); or

          (G)    Involuntary Bankruptcy; Appointment of Receiver, Etc.    (1) A court enters a decree or order for relief with respect to any Loan Party in an involuntary case under the Bankruptcy Code, which decree or order is not stayed or other similar relief is not granted under any applicable federal or state law; or (2) the continuance of any of the following events for 60 days unless dismissed, bonded or discharged: (a) an involuntary case is commenced against any Loan Party, under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; or (b) a decree or order of a court for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any Loan Party, or over all or a substantial part of its property, is entered; or (c) an interim receiver, trustee or other custodian is appointed without the consent of any Loan Party, for all or a substantial part of the property of such Loan Party; or

          (H)    Voluntary Bankruptcy; Appointment of Receiver, Etc.    (1) any Loan Party commences a voluntary case under the Bankruptcy Code, or consents to the entry of an order for relief in an involuntary case or to the conversion of an involuntary case to a voluntary case under any such law or consents to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or (2) any Loan Party makes any assignment for the benefit of creditors; or (3) the any Loan Party adopts any resolution or otherwise authorizes action to approve any of the actions referred to in this subsection 6.1(G); or

          (I)    Judgment and Attachments.    Any money judgment, writ or warrant of attachment, or similar process involving (1) an amount in any individual case in excess of $1,000,000 or (2) an amount in the aggregate at any time in excess of $3,000,000 (in either case to the extent not adequately covered by insurance as to which the insurance company has acknowledged coverage) is entered or filed against Borrower or any of its Subsidiaries or any of their respective assets and remains undischarged, unvacated, unbonded or unstayed for a period of 30 days or in any event later than 5 Business Days prior to the date of any proposed sale thereunder; or

          (J)    Dissolution.    (1) Any order, judgment or decree is entered against any Loan Party decreeing the dissolution or split up of such Loan Party and such order remains undischarged or unstayed for a period in excess of 30 days; or (2) any Loan Party voluntarily acts to effect the dissolution or split up of such Loan Party or consents to any order, judgment or decree causing the dissolution or split up of such Loan Party except as permitted under Section 3.6; or

          (K)    Solvency.    Borrower ceases to be solvent (as represented by Borrower in subsection 5.9) or admits in writing its present or prospective inability to pay its debts as they become due; or

          (L)    Injunction.    Borrower or any of its Subsidiaries is enjoined, restrained or in any way prevented by the order of any court or any administrative or regulatory agency from conducting all or any material part of its business for more than 30 days; or

          (M)    ERISA; Pension Plans.    (1) Borrower or any of its Affiliates fails to make full payment when due of all amounts which, under the provisions of any employee benefit plans or any applicable provisions of the IRC, any such Person is required to pay as contributions thereto and such failure results in or is likely to result in a Material Adverse Effect; or (2) an accumulated funding deficiency in excess of $3,000,000 occurs or exists, whether or not waived, with respect to any such employee benefit plans; or (3) any employee benefit plan loses its status as a qualified plan under the IRC which results in or could reasonably be expected to result in a Material Adverse Effect; or

          (N)    Invalidity of Loan Documents.    Any of the Loan Documents for any reason, other than a partial or full release in accordance with the terms thereof, ceases to be in full force and effect or is declared to be null and void, or any Loan Party denies that it has any further liability under any Loan Documents to which it is party, or gives notice to such effect; or

          (O)    Damage; Strike; Casualty.    Any material damage to, or loss, theft or destruction of, any Collateral, if not covered by insurance, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which causes, for more than 15 consecutive days, the cessation or substantial curtailment of revenue producing activities at any facility of Borrower or any of its Subsidiaries, if any such event or circumstance could reasonably be expected to have a Material Adverse Effect; or

          (P)    Failure of Security.    Agent, for the benefit of Agent and Lenders, does not have or ceases to have a valid and perfected first priority security interest in the Collateral (subject to Permitted Encumbrances) or any substantial portion thereof to secure the Obligations, in each case, for any reason other than the failure of Agent to take any action within its control; or

          (Q)    Change in Control.    (1) Oaktree Capital Management, LLC ("OCM LLC") or the Permitted Shareholders or a Person controlled by, or under common control with, OCM LLC or the Permitted Shareholders, collectively, ceases to beneficially own (as defined in Rules 13d-3 and 13d-5 of the Securities Exchange Act of 1934) and control, directly or indirectly, free and clear of all Liens, other than Liens in favor of Agent and Liens incurred pursuant to the Financing Documents, at least 35%, on a fully-diluted basis, of the issued and outstanding shares of each class of capital stock of the Borrower required (without regard to the occurrence of any contingency) to elect or appoint a majority of the members of the board of directors of Borrower, provided that for purposes of determining if such ownership requirement has been satisfied, no shares obtained by Oxford Cherokee Inc. or RIT Capital Partners plc after the Closing Date shall be included, (2) any Person or affiliate of such Person shall, either individually or collectively, beneficially own or control, directly or indirectly, a greater percentage of any class of capital stock of Borrower required (without regard to the occurrence of any contingency) to elect or appoint a majority of the members of the board of directors of Borrower than the percentage owned or controlled, directly or indirectly, by OCM LLC, the Permitted Shareholders or a Person controlled by, or under common control with, OCM LLC or the Permitted Shareholders, collectively, or (3) the occurrence of a "change in control" as described in any of the Financing Documents; or

          (R)    Trusts.    Any Loan Party which is a trust removes or transfers (through settlement or otherwise) any Collateral from its trust estate without the prior written consent of the Requisite Lenders; or

          (S)    Subordinated Indebtedness.    The failure of Borrower or any of its Subsidiaries or any other creditor of Borrower or any of its Subsidiaries to comply with the terms of any subordination or intercreditor agreement or any subordination provisions of any note or other document running to the benefit of Agent or Lenders.

        6.2    Suspension of Commitments.    Upon the occurrence of any Default or Event of Default, Agent and each Lender without notice or demand, may immediately cease making additional Loans.

        6.3    Acceleration.    Upon the occurrence of any Event of Default described in the foregoing subsections 6.1(F) or 6.1(G), the unpaid principal amount of and accrued interest and fees on the Term Loans and all other Obligations shall automatically become immediately due and payable, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other requirements of any kind, all of which are hereby expressly waived by Borrower. Upon the occurrence and during the continuance of any other Event of Default, Agent may, and upon written demand by Requisite Lenders shall, by written notice to Borrower declare all or any portion of the Loans and all or some of the other Obligations to be, and the same shall forthwith become, immediately due and payable together with accrued interest thereon.

        6.4    Performance by Agent.    Upon the occurrence of an Event of Default, if Borrower shall fail to perform any covenant, duty or agreement contained in any of the Loan Documents, Agent may perform or attempt to perform such covenant, duty or agreement on behalf of Borrower after the expiration of any cure or grace periods set forth herein. In such event, Borrower shall, at the request of Agent, promptly pay any amount reasonably expended by Agent in such performance or attempted performance to Agent, together with interest thereon at the highest rate of interest in effect upon the occurrence of an Event of Default as specified in subsection 1.2(E) from the date of such expenditure until paid. Notwithstanding the foregoing, it is expressly agreed that Agent shall not have any liability or responsibility for the performance of any obligation of Borrower under this Agreement or any other Loan Document.

        6.5    Financial Covenant Defaults.    In the event of a violation of any of the financial covenants set forth in Sections 4.3, 4.4 and 4.5 herein, unless the Requisite Lenders have waived such violation in writing, during the 15-day period immediately following the day on which Borrower was required to deliver the financial statements and certificates for the quarter with respect to which a violation occurred: (a) the Lenders shall not be required to make any Loans to Borrower; (b) the Agent may not accelerate the repayment of the Loans unless there exists any other Event of Default that has not been cured or waived in writing by the Requisite Lenders; (c) the Requisite Lenders may at their option exercise their right to impose default interest as provided for in this Agreement; and (d) Borrower may cure any such financial covenant default by arranging for its shareholders or other Persons to make an equity contribution of cash to Borrower in an amount necessary to bring Borrower into compliance with all financial covenants as of the last day of the quarter as of which a violation occurred; provided, however, that the cure right set forth in this clause (d) may only be exercised twice in any 1 calendar year and may only be exercised 4 times prior to the Expiry Date. Any such equity contribution shall be applied as a prepayment in accordance with subsection 1.5(E). For purposes of this Section 6.5 only, any such equity contribution of cash made within the 15-day period described above shall be considered to constitute additional EBITDA during the immediately preceding quarter. In the event Borrower does not cure all financial covenant violations as provided in this Section 6.5, there shall exist an Event of Default unless waived by the Requisite Lenders in writing.

SECTION 7

CONDITIONS TO LOANS

        The obligations of Lenders to make Loans are subject to satisfaction of all of the applicable conditions set forth below.

        7.1    Conditions to Loans on the Closing Date.    The obligations of Lenders to enter into this Agreement and to make the Loans are, in addition to the conditions precedent specified in subsection 7.2, subject to (a) receipt by the Borrower of the gross proceeds of (i) the Heller Facility Loan Documents in an amount not less than $5,000,000, (ii) the Second Lien Note in an amount not less than $40,850,825 and (iii) the Indenture Documents in an aggregate amount not less than $100,000,000, (b) Borrower's repurchase of all Loans of the Exiting Lenders pursuant to the Repurchase Agreement (c) holders of at least $64,200,000 of the Existing Subordinated Notes shall have tendered their notes pursuant the Exchange Offer by the Borrower of the Existing Subordinated Notes, with at least $22,000,000 of such Existing Subordinated Notes electing the Senior Indenture and at least $42,200,000 of such Existing Subordinated Notes electing the Convertible Indenture and (d) the delivery of all documents listed on Schedule 7.1, all in form and substance satisfactory to Lender. For purposes of determining compliance with the conditions specified above, each Lender shall be deemed to be satisfied with or to have consented to, approved or accepted each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Agent responsible for the transactions contemplated by the Loan Documents shall have received written notice from such Lender prior to the Closing Date specifying its objection thereto.

        7.2    Conditions to All Loans.    The obligations of Lenders to make Loans are subject to the further conditions precedent set forth below.

          (A)  The representations and warranties contained in Section 5 of this Agreement and elsewhere herein and in the Loan Documents shall be true, correct and complete in all material respects.

          (B)  No event shall have occurred and be continuing or would result from the consummation of the borrowing contemplated (or notice requesting issuance of a Lender Letters of Credit and Risk Participation Agreement) that would constitute an Event of Default or a Default.

          (C)  No order, judgment or decree of any court, arbitrator or governmental authority shall purport to enjoin or restrain any Lender from making any Loan.

          (D)  Each condition to any Loan (as defined in the Heller Credit Agreement) to be made under the Heller Credit Agreement must either be (i) satisfied or (ii) waived by GSC.

SECTION 8

ASSIGNMENT AND PARTICIPATION

        8.1    Assignments and Participations in Loans and Notes.    Each Lender (including GSC) may from time to time assign, subject to the terms of an Assignment and Acceptance Agreement, its rights and delegate its obligations under this Agreement to another Person, provided that (a) such Lender (excluding GSC) shall first obtain the written consent of GSC and, unless a Default or Event of Default shall have occurred and be continuing, Borrower, which consent shall not be unreasonably withheld or delayed; and (b) upon the consummation of each such assignment the assigning Lender (excluding GSC) shall pay Agent an administrative fee of $3,500. The approval of GSC and the administrative fee referred to in clause (b) of the preceding sentence shall not apply to an assignment from a Lender to an affiliate of such Lender. In the case of an assignment authorized under this subsection 8.1, the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as it would if it were an initial Lender hereunder. Borrower hereby acknowledges and agrees that any assignment will give rise to a direct obligation of Borrower to the assignee and that the assignee shall be considered to be a "Lender."

        Each Lender (including GSC) may sell participations in all or any part of its Pro Rata Share of the Term Loans to another Person, provided that (a) such Lender (excluding GSC) shall first obtain the prior written consent of GSC, which consent shall not be unreasonably withheld; and (b) any such participation shall be in a minimum amount of [$,000,000]. Notwithstanding any such sale by a Lender of participating interests to a participant, such Lender's rights and obligations under this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Note for all purposes under this Agreement (except as expressly provided below), and Borrower and Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Borrower agrees that if any Obligations are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence and during the continuance of an Event of Default, each participant shall be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement and any Note to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement or any Note, provided that such right of setoff shall be subject to the obligations of such participant to share with the Lenders, and the Lenders agree to share with such participant, as provided in Section 8.4. Borrower also agrees that each participant shall be entitled to the benefits of subsections 1.8 and 1.9, such benefits being a direct obligation of Borrower to each Participant. Notwithstanding the foregoing, a participant shall not be entitled to receive any greater payment under such sections than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant. Each Lender agrees that any agreement between such Lender and any such participant in respect of such participating interest shall not restrict such Lender's right to agree to any amendment, supplement, waiver or modification to this Agreement or any other Loan Document, except where the result of any of the foregoing would be to (i) reduce the principal amount, interest rate or fees payable with respect to any Loan in which such holder participates; (ii) increase the aggregate principal amount of the Loans; (iii) change the percentage of Lenders which shall be required for Lenders or any of them to take any action hereunder; (iv) release all or substantially all of the Collateral (except if the sale, disposition or release of such Collateral is permitted under subsection 3.7 or 8.2 or any other Loan Document); (v) amend or waive this subsection 8.1 or the definitions of the terms used in this subsection 8.1 insofar as the definitions affect the substance of this subsection 8.1; (vi) consent to the assignment, delegation or other transfer by any Loan Party of any of its rights and obligations under any Loan Document; (vii) change the form in which interest is required to be paid; and (viii) increase any advance rate set forth in the Borrowing Base Certificate.

        Except as otherwise provided in this subsection 8.1 no Lender shall, as between Borrower and that Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment, transfer or negotiation of, or granting of a participation in, all or any part of the Loans, the Notes or other Obligations owed to such Lender. Each Lender may furnish any information concerning Borrower and its Subsidiaries in the possession of that Lender from time to time to assignees and participants (including prospective assignees and participants), subject to the provisions of subsection 9.13.

        Borrower agrees that it will use commercially reasonable efforts to assist and cooperate with Agent and any Lender in any manner reasonably requested by Agent or such Lender to effect the initial syndication of the Obligations, including without limitation assistance in the preparation of appropriate disclosure documents or placement memoranda.

        Agent shall provide Borrower with written notice of the name and address of any new Lender after the date hereof.

        Notwithstanding anything contained in this Agreement to the contrary, so long as the Requisite Lenders shall remain capable of making LIBOR Loans, no Person shall become a "Lender" hereunder unless such Person shall also be capable of making LIBOR Loans.

        8.2    Agent.

          (A)    Appointment.    Each Lender hereby designates and appoints U.S. Bank, N.A. as its Agent under this Agreement and the other Loan Documents, and each Lender hereby irrevocably authorizes Agent to take such action or to refrain from taking such action on its behalf as instructed by the Lenders and as set forth under the provisions of this Agreement and the other Loan Documents and to exercise such powers as are set forth herein or therein, together with such other powers as are reasonably incidental thereto. Agent is authorized and empowered to amend, modify, or waive any provisions of this Agreement or the other Loan Documents on behalf of Lenders subject to the requirement that certain of Lenders' consent be obtained in certain instances as provided in subsections 8.2, 8.3 and 9.2. Agent agrees to act as such on the express conditions contained in this subsection 8.2. The provisions of this subsection 8.2 are solely for the benefit of Agent and Lenders and neither Borrower nor any Loan Party shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, Agent shall act solely as agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for Borrower or any other Loan Party. Agent may perform any of its duties hereunder, or under the Loan Documents, by or through its agents or employees.

          (B)    Nature of Duties.    The duties of Agent shall be mechanical and administrative in nature. Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender. Nothing in this Agreement or any of the Loan Documents, express or implied, is intended to or shall be construed to impose upon Agent any obligations in respect of this Agreement or any of the Loan Documents except as expressly set forth herein or therein. Each Lender shall make its own independent investigation of the financial condition and affairs of Borrower in connection with the extension of credit hereunder and shall make its own appraisal of the creditworthiness of Borrower, and Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto (other than as expressly required herein). If Agent seeks the consent or approval of any Lenders to the taking or refraining from taking any action hereunder, then Agent shall send notice thereof to each Lender. Agent shall promptly notify each Lender any time that the Requisite Lenders have instructed Agent to act or refrain from acting pursuant hereto.

          (C)    Rights, Exculpation, Etc.    Neither Agent nor any of its officers, directors, employees or agents shall be liable to any Lender for any action taken or omitted by them hereunder or under any of the Loan Documents, or in connection herewith or therewith, except that Agent shall be liable with respect to its own gross negligence or willful misconduct. Agent shall not be liable for any apportionment or distribution of payments made by it in good faith and if any such apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any Lender to whom payment was due but not made shall be to recover from other Lenders any payment in excess of the amount to which they are determined to be entitled (and such other Lenders hereby agree to return to such Lender any such erroneous payments received by them). In performing its functions and duties hereunder, Agent shall exercise the same care which it would in dealing with loans for its own account, but Agent shall not be responsible to any Lender for any recitals, statements, representations or warranties herein or for the execution, effectiveness, genuineness, validity, enforceability, collectibility, or sufficiency of this Agreement or any of the Loan Documents or the transactions contemplated thereby, or for the financial condition of any Loan Party. Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any of the Loan Documents or the financial condition of any Loan Party, or the existence or possible existence of any Default or Event of Default. Agent may at any time request instructions from Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the Loan Documents Agent is permitted or required to take or to grant, and if such instructions are promptly requested, Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from Requisite Lenders or all of the Lenders, as applicable. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting under this Agreement, the Notes, or any of the other Loan Documents in accordance with the instructions of Requisite Lenders.

          (D)    Reliance.    Agent shall be entitled to rely, and shall be fully protected in relying, upon any written or oral notices, statements, certificates, orders or other documents or any telephone message or other communication (including any writing, telex, telecopy or telegram) believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the Loan Documents and its duties hereunder or thereunder, upon advice of counsel selected by it. Agent shall be entitled to rely upon the advice of legal counsel, independent accountants, and other experts selected by Agent in its sole discretion.

          (E)    Indemnification.    Lenders will reimburse and indemnify Agent for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, without limitation, reasonable attorneys' fees and expenses), advances or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Agent in any way relating to or arising out of this Agreement or any of the Loan Documents or any action taken or omitted by Agent under this Agreement or any of the Loan Documents, in proportion to each Lender's Pro Rata Share, but only to the extent that any of the foregoing is not reimbursed by Borrower; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements resulting from Agent's gross negligence or willful misconduct. If any indemnity furnished to Agent for any purpose shall, in the reasonable opinion of Agent, be insufficient or become impaired, Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished. The obligations of Lenders under this subsection 8.2(E) shall survive the payment in full of the Obligations and the termination of this Agreement.

          (F)    Agent and GSC.    With respect to its obligations under this Agreement, GSC shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender. The terms "Lenders" or "Requisite Lenders" or any similar terms shall, unless the context clearly otherwise indicates, include GSC in its individual capacity as a Lender or one of the Requisite Lenders. Agent may lend money to, acquire equity or other ownership interests in, and generally engage in any kind of banking, trust or other business with any Loan Party as if it were not acting as Agent pursuant hereto.

          (G)    Successor Agent.

            (1)    Resignation.    Agent may resign from the performance of all its agency functions and duties hereunder at any time by giving at least 30 Business Days' prior written notice to Borrower and the Lenders. Such resignation shall take effect upon the acceptance by a successor Agent of appointment pursuant to clause (2) below or as otherwise provided below.

            (2)    Appointment of Successor.    Upon any such notice of resignation pursuant to clause (1) above, Requisite Lenders shall, upon receipt of Borrower's prior consent, which shall not be unreasonably withheld, appoint a successor Agent. If a successor Agent shall not have been so appointed within the 30 Business Day period, referred to in clause (1) above, the retiring Agent, upon notice to Borrower, shall then appoint a successor Agent who shall serve as Agent until such time, if any, as Requisite Lenders, upon receipt of Borrower's prior written consent which shall not be unreasonably withheld, appoint a successor Agent as provided above. Such successor Agent shall be a commercial bank or financial institution organized or licensed under the laws of the United States or any state thereof, having combined capital and surplus of at least $100,000,000.

            (3)    Successor Agent.    Upon the acceptance of any appointment as Agent under the Loan Documents by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents. After any retiring Agent's resignation as Agent under the Loan Documents, the provisions of this subsection 8.2 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under the Loan Documents.

          (H)    Collateral Matters.

            (1)    Release of Collateral.    Lenders hereby irrevocably authorize Agent, at its option and in its discretion, to release any Lien granted to or held by Agent upon any property covered by the Security Documents (i) upon payment and satisfaction of all Obligations (other than contingent indemnification obligations to the extent no claims giving rise thereto have been asserted); (ii) constituting property being sold or disposed of if Borrower certifies to Agent that the sale or disposition is made in compliance with the provisions of this Agreement (and Agent may rely in good faith conclusively on any such certificate, without further inquiry); (iii) constituting property leased to Borrower under a lease which has expired or been terminated in a transaction permitted under this Agreement or is about to expire and which has not been, and is not intended by Borrower to be, renewed or extended; or (iv) in accordance with the provisions of the succeeding sentence. Agent may release or compromise any Collateral and the proceeds thereof having a value not greater than 10% of the total book value of all Collateral, either in a single transaction or in a series of related transactions, with the consent of Requisite Lenders, provided that in no event will Agent, acting under the authority granted to it pursuant to this sentence, release or compromise Collateral or the proceeds thereof having a total book value in excess of 20% of the book value of all Collateral, as determined by Agent, during any calendar year.

            (2)    Confirmation of Authority; Execution of Releases.    Without in any manner limiting Agent's authority to act without any specific or further authorization or consent by Lenders (as set forth in subsection 8.2(H)(1)), each Lender agrees to confirm in writing, upon request by Agent or Borrower, the authority to release any property covered by the Security Documents conferred upon Agent under clauses (i) through (iii) of subsection 8.2(H)(1). Upon receipt by Agent of confirmation from the requisite percentage of Lenders required by subsection 8.2(H)(1), if any, of its authority to release or compromise any particular item or types of property covered by the Security Documents, and upon at least 10 Business Days prior written request by Borrower, Agent shall (and is hereby irrevocably authorized by Lenders to) execute such documents as may be necessary to evidence the release or compromise of the Liens granted to Agent, for the benefit of Agent and Lenders, upon such Collateral, provided that (i) Agent shall not be required to execute any such document on terms which, in Agent's opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release or compromise of such Liens without recourse or warranty, and (ii) such release or compromise shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of any Loan Party, in respect of), all interests retained by any Loan Party, including (without limitation) the proceeds of any sale, all of which shall continue to constitute part of the property covered by the Security Documents.

            (3)    Absence of Duty.    Agent shall have no obligation whatsoever to any Lender or any other Person to assure that the property covered by the Security Documents exists or is owned by Borrower or is cared for, protected or insured or has been encumbered or that the Liens granted to Agent have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent in this subsection 8.2(H) or in any of the Loan Documents, it being understood and agreed that in respect of the property covered by the Security Documents or any act, omission or event related thereto, Agent may act in any manner it may deem appropriate, in its discretion, given Agent's own interest in property covered by the Security Documents as one of the Lenders and that Agent shall have no duty or liability whatsoever to any of the other Lenders, provided that Agent shall exercise the same care which it would in dealing with loans for its own account.

          (I)    Agency for Perfection.    Agent and each Lender hereby appoint each other Lender as agent for the purpose of perfecting Agent's security interest in assets, which, in accordance with Article 9 of the Uniform Commercial Code in any applicable jurisdiction, can be perfected only by possession. Should any Lender (other than Agent) obtain possession of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent's request therefor, shall deliver such Collateral to Agent or in accordance with Agent's instructions. Each Lender agrees that it will not have any right individually to enforce or seek to enforce any Security Document or to realize upon any collateral security for the Loans unless instructed to do so by Agent, it being understood and agreed that such rights and remedies may be exercised only by Agent.

          (J)    Dissemination of Information.    Agent will use its best efforts to provide Lenders with any information received by Agent from Borrower or any other Loan Party which is required to be provided to a Lender hereunder, provided that Agent shall not be liable to Lenders for any failure to do so, except to the extent that such failure is attributable to Agent's gross negligence or willful misconduct.

          (K)  Agent as Joint Creditor for Purposes of Perfecting Security Interest in Shares of Dutch Companies Only.

            (1)   The Loan Parties, Agent and Lenders hereby acknowledge and agree that, solely for the purpose of perfecting and realizing upon the pledged shares of Cherokee Netherlands I B.V. and Cherokee Netherlands II B.V. and without impairing Agent's rights and obligations under the Loan Documents, Agent shall be deemed a joint creditor with respect to each and every Obligation, and accordingly Agent will have its own independent right to demand performance of the Obligations by the relevant Loan Party of those Obligations. However, any discharge of any Obligation to one of Agent or the relevant Lender shall, to the same extent, discharge the corresponding Obligation owing to the other. Nothing in this subsection 8.2(K) shall require Agent in lieu of a Lender to disburse funds to a Loan Party.

            (2)   Without limiting or affecting Agent's rights against any Loan Party (whether under this paragraph or under any other provision of the Loan Documents), Agent agrees with each other Lender (on a several and divided basis) that, subject to the following sentence, with respect to the pledged shares of Cherokee Netherlands I B.V. and Cherokee Netherlands II B.V. it will not exercise its right as a joint creditor with a Lender except with the consent of the relevant Lender. However, for the avoidance of doubt, nothing in the previous sentence shall in any way limit Agent's right to act in the protection or preservation of rights under or to enforce any Security Documents as contemplated by the Loan Documents, or to do any act reasonably incidental to any of the foregoing.

            (3)   Without limitation to any other indemnification provided for the benefit of Agent in this Agreement, the Loan Parties and the Lenders agree that any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, without limitation, reasonable attorneys' fees and expenses), advances or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Agent in any way relating to or arising out of its acting as a joint creditor as set forth in this subsection 8.2(K) shall be subject to the indemnification provisions of subsection 8.2(E).

        8.3    Amendments, Consents and Waivers for Certain Actions.

          (A)  Except as otherwise provided in this subsection 8.3, in subsection 9.2 or in any Assignment and Acceptance Agreement and except as to matters set forth in other subsections hereof or in any other Loan Document as requiring only Agent's consent, the consent of Requisite Lenders and Borrower will be required to amend, modify, terminate, or waive any provision of this Agreement or any of the other Loan Documents.

          (B)  In the event Agent requests the consent of a Lender and does not receive a written consent or denial thereof within 10 Business Days after such Lender's receipt of such request, then such Lender will be deemed to have denied the giving of such consent.

          (C)  If, in connection with any proposed amendment, modification, termination or waiver of any of the provisions of this Agreement as contemplated by clauses (a) through (i) of the first proviso of subsection 9.2, the consent of Requisite Lenders is obtained but the consent of one or more other Lenders whose consent is required is not obtained, then Borrower shall have the right, so long as all non-consenting Lenders are treated as described in clauses (A) or (B) below, to either (A) replace each such non-consenting Lender with one or more Replacement Lenders pursuant to subsection 1.10(A) so long as each such Replacement Lender consents to the proposed amendment, modification, termination or waiver or (B) prepay in full its Obligations to such non-consenting Lender, in accordance with subsection 1.10(B).

        8.4    Set Off and Sharing of Payments.    In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, during the continuance of any Event of Default, each Lender is hereby authorized by Borrower at any time or from time to time, with reasonably prompt subsequent notice to Borrower (any prior or contemporaneous notice being hereby expressly waived) to set off and to appropriate and to apply any and all (A) balances held by such Lender at any of its offices for the account of Borrower or any of its Subsidiaries (regardless of whether such balances are then due to Borrower or its Subsidiaries), and (B) other property at any time held or owing by such Lender to or for the credit or for the account of Borrower or any of its Subsidiaries, against and on account of any of the Obligations; except that no Lender shall exercise any such right without the prior written consent of Agent. Any Lender exercising a right to set off shall, to the extent the amount of any such set off exceeds its Pro Rata Share of the amount set off, purchase for cash (and the other Lenders shall sell) interests in each such other Lender's Pro Rata Share of the Obligations as would be necessary to cause such Lender to share such excess with each other Lender in accordance with their respective Pro Rata Shares. Borrower agrees, to the fullest extent permitted by law, that any Lender may exercise its right to set off with respect to amounts in excess of its Pro Rata Share of the Obligations and upon doing so shall deliver such excess to the Agent for the benefit of all Lenders in accordance with their Pro Rata Shares.

        8.5    Disbursements of Advances; Payment.

          (A)    Payments and Settlements; Interest and Fee Payments.

            (1)   Each Lender's obligation to fund its portion of any advances made by Agent to Borrower will commence on the date such advances are made by Agent. Such payments will be made by such Lender without set-off, counterclaim or reduction of any kind.

            (2)   For purposes of this subsection 8.6(A)(2), the following terms and conditions will have the meanings indicated:

              (a)   "Daily Loan Balance" means an amount calculated as of the end of each calendar day by subtracting (i) the cumulative principal amount paid by Agent to a Lender on a Loan from the Closing Date through and including such calendar day, from (ii) the cumulative principal amount on a Loan advanced by such Lender to Agent on that Loan from the Closing Date through and including such calendar day.

              (b)   "Daily Interest Rate" means an amount calculated by dividing the interest rate payable to a Lender on a Loan (as set forth in subsection 1.2) as of each calendar day by 360.

              (c)   "Daily Interest Amount" means an amount calculated by multiplying the Daily Loan Balance of a Loan by the associated Daily Interest Rate on that Loan.

              (d)   "Interest Ratio" means a number calculated by dividing the total amount of the interest on a Loan received by Agent with respect to the immediately preceding month by the total amount of interest on that Loan due from Borrower during the immediately preceding month.

On the Business Day immediately following its receipt of an interest payment from Borrower (each such date an "Interest Settlement Date"), Agent will advise each Lender by telephone, telex, or telecopy of the amount of such Lender's Pro Rata Share of interest and fees on each of the Loans as of the end of the last day of the immediately preceding month. Provided that such Lender has made all payments required to be made by it under this Agreement, Agent will pay to such Lender, by wire transfer to such Lender's account (as specified by such Lender on the signature page of this Agreement or the applicable Assignment and Acceptance Agreement, as amended by such Lender from time to time after the date hereof pursuant to the notice provisions contained herein or in the applicable Assignment and Acceptance Agreement) not later than 3:00 p.m. New York time on the next Business Day following the Interest Settlement Date, such Lender's Pro Rata Share of interest and fees on each of the Loans. Such Lender's Pro Rata Share of interest on each Loan will be calculated for that Loan by adding together the Daily Interest Amounts for each calendar day of the prior month for that Loan and multiplying the total thereof by the Interest Ratio for that Loan.

          (B)    Term Loan Principal Payments.    Payments of principal of the Term Loans will be settled on the date of receipt if received by Agent on the 1st Business Day of a month and on the Business Day immediately following the date of receipt if received by Agent on any day other than the first Business Day of a month.

          (C)    Return of Payments.

            (1)   If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from Borrower and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender without set-off, counterclaim or deduction of any kind together with interest thereon, for each day from and including the date such amount is made available by Agent to such Lender to but excluding the date of repayment to Agent, at the greater of the Federal Funds Effective Rate and a rate determined by Agent in accordance with banking industry rules on interbank compensation.

            (2)   If Agent determines at any time that any amount received by Agent under this Agreement must be returned to Borrower or paid to any other person pursuant to any requirement of law, court order or otherwise, then, notwithstanding any other term or condition of this Agreement, Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to Borrower or such other Person, without set-off, counterclaim or deduction of any kind.

SECTION 9

MISCELLANEOUS

        9.1    Indemnities.    Borrower agrees to indemnify, pay, and hold Agent, each Lender and their respective officers, directors, employees, agents, and attorneys (the "Indemnitees") harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits and claims of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Indemnitee as a result of its being a party to this Agreement or the transactions consummated pursuant to this Agreement; provided that Borrower shall have no obligation to an Indemnitee hereunder with respect to liabilities arising from the gross negligence or willful misconduct of that Indemnitee as determined by a court of competent jurisdiction. This subsection and other indemnification provisions contained within the Loan Documents shall survive the termination of this Agreement.

        9.2    Amendments and Waivers.    Except as otherwise provided herein, no amendment, modification, termination or waiver of any provision of this Agreement, the Notes or any of the other Loan Documents, or consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by Requisite Lenders (or Agent, if expressly set forth herein, in any Note or in any other Loan Document) and the applicable Loan Party; provided, that except to the extent permitted by the applicable Assignment and Acceptance Agreement, no amendment, modification, termination or waiver shall, unless in writing and signed by (i) each Lender affected by such amendment, modification, termination or waiver, in the case of subclause (a) below and (ii) all the Lenders, in the case of subclauses (b) through (h) (both inclusive) below, do any of the following: (a) reduce the principal of, rate of interest on or fees payable with respect to any Loan; (b) extend the Expiry Date, extend the date on which any Scheduled Installment is to be paid or extend any date fixed for any payment of interest or fees or reduce the amount of any scheduled payment; (c) change the percentage of Lenders which shall be required for Lenders or any of them to take any action hereunder; (d) release all or substantially all of the Collateral (except if the sale, disposition or release of such Collateral is permitted under subsection 3.7 or 8.2 or any other Loan Document); (e) amend or waive this subsection 9.2 or the definitions of the terms used in this subsection 9.2 insofar as the definitions affect the substance of this subsection 9.2; (f) consent to the assignment, delegation or other transfer by any Loan Party of any of its rights and obligations under any Loan Document; (g) change the form in which interest is required to be paid; and (h) increase the advance rates set forth in the Borrowing Base Certificate; and provided, further, that no amendment, modification, termination or waiver affecting the rights or duties of Agent under any Loan Document shall in any event be effective, unless in writing and signed by Agent, in addition to Lenders required hereinabove to take such action. Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given. No amendment, modification, termination or waiver shall be required for Agent to take additional Collateral pursuant to any Loan Document. No amendment, modification, termination or waiver of any provision of any Note shall be effective without the written concurrence of the holder of that Note. No notice to or demand on Borrower or any other Loan Party in any case shall entitle Borrower or any other Loan Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this subsection 9.2 shall be binding upon each holder of the Notes at the time outstanding, each future holder of the Notes, and, if signed by a Loan Party, on such Loan Party.

        9.3    Notices.    Any notice or other communication required shall be in writing addressed to the respective party as set forth below and may be personally served, telecopied, sent by overnight courier service or U.S. mail and shall be deemed to have been given: (a) if delivered in person, when delivered; (b) if delivered by telecopy, on the date of transmission if transmitted on a Business Day before 4:00 p.m. New York time, or the next Business Day if after 4:00 p.m.; (c) if delivered by overnight courier, 2 days after delivery to the courier properly addressed; or (d) if delivered by U.S. mail, 4 Business Days after deposit with postage prepaid and properly addressed.

        Notices shall be addressed as follows:

If to Borrower:	Cherokee International Corporation 2841 Dow Avenue Tustin, CA 92680 ATTN: Rita Patel Telecopy: (714) 508-5888
With a copy to:	Cherokee Investor Partners c/o GFI Energy Ventures LLC 11611 San Vicente Blvd. Suite 710, Los Angeles CA 90049 ATTN: Ian Schapiro
If to Agent:	U.S. Bank National Association 180 East Fifth Street St. Paul, MN 55101 ATTN: Corporate Trust Department Telecopy: (651) 244-0711
If to Lender	GSC Partners Gemini Fund Limited CO/ GSCP CLO, LLC 100 Campus Drive, Suite 240 Florham Park, New Jersey 07932 Facsimile: (973) 437-2006 Attention: Frank DeLillo Manager of Loan Operations
If to Lenders from time to time party hereto:	To the address set forth in the applicable Assignment and Acceptance Agreement

        9.4    Failure or Indulgence Not Waiver; Remedies Cumulative.    No failure or delay on the part of Agent or any Lender to exercise, nor any partial exercise of, any power, right or privilege hereunder or under any other Loan Documents shall impair such power, right, or privilege or be construed to be a waiver of any Default or Event of Default. All rights and remedies existing hereunder or under any other Loan Document are cumulative to and not exclusive of any rights or remedies otherwise available.

        9.5    Marshalling; Payments Set Aside.    Neither Agent nor any Lender shall be under any obligation to marshall any asset in payment of any or all of the Obligations. To the extent that Borrower makes payment(s) or Agent enforces its Liens or Agent or any Lender exercises its right of set-off, and such payment(s) or the proceeds of such enforcement or set-off is subsequently invalidated, declared to be fraudulent or preferential, set aside, or required to be repaid by anyone, then to the extent of such recovery, the Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or set-off had not occurred.

        9.6    Severability.    The invalidity, illegality, or unenforceability in any jurisdiction of any provision under the Loan Documents shall not affect or impair the remaining provisions in the Loan Documents.

        9.7    Lenders' Obligations Several; Independent Nature of Lenders' Rights.    obligation of each Lender hereunder is several and not joint and no Lender shall be responsible for the obligation or commitment of any other Lender hereunder. In the event that any Lender at any time should fail to make a Loan as herein provided, the Lenders, or any of them, at their sole option, may make the Loan that was to have been made by the Lender so failing to make such Loan. Nothing contained in any Loan Document and no action taken by Agent or any Lender pursuant hereto or thereto shall be deemed to constitute Lenders to be a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt.

        9.8    Headings.    Section and subsection headings are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purposes or be given substantive effect.

        9.9    Applicable Law.    THIS AGREEMENT SHALL BE GOVERNED BY AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

        9.10    Successors and Assigns.    This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns except that Borrower may not assign its rights or obligations hereunder without the written consent of all Lenders.

        9.11    No Fiduciary Relationship.    provision in the Loan Documents and no course of dealing between the parties shall be deemed to create any fiduciary duty owing to Borrower by Agent or any Lender.

        9.12    Construction.    Agent, each Lender and Borrower acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review the Loan Documents with its legal counsel and that the Loan Documents shall be construed as if jointly drafted by Agent, each Lender and Borrower.

        9.13    Confidentiality.    Agent and each Lender agree to exercise their best efforts to keep any non-public information delivered pursuant to the Loan Documents confidential from Persons other than those employed by or engaged by Agent or such Lender and those employed by or engaged by Agent's or such Lender's assignees or participants, or potential assignees or participants. This subsection shall not apply to disclosures required to be made by Agent or any Lender to any regulatory or governmental agency or pursuant to legal process.

        9.14    CONSENT TO JURISDICTION.    BORROWER HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF NEW YORK, STATE OF NEW YORK AND IRREVOCABLY AGREES THAT, SUBJECT TO AGENT'S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS SHALL BE LITIGATED IN SUCH COURTS. BORROWER EXPRESSLY SUBMITS AND CONSENTS TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS. BORROWER HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON BORROWER BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO BORROWER, AT

THE ADDRESS SET FORTH IN THIS AGREEMENT AND SERVICE SO MADE SHALL BE COMPLETE (10) DAYS AFTER THE SAME HAS BEEN POSTED.

        9.15    WAIVER OF JURY TRIAL.    BORROWER, AGENT AND EACH LENDER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS. BORROWER, AGENT AND EACH LENDER ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. BORROWER, AGENT AND EACH LENDER WARRANT AND REPRESENT THAT EACH HAS HAD THE OPPORTUNITY OF REVIEWING THIS JURY WAIVER WITH LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS.

        9.16    Survival of Warranties and Certain Agreements.    All agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement, the making of the Loans and the execution and delivery of the Notes. Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of Borrower set forth in subsections 1.3(D), 1.8, 1.9 and 9.1 shall survive the payment of the Loans.

        9.17    Entire Agreement.    This Agreement, the Notes and the other Loan Documents referred to herein embody the entire agreement among the parties hereto and supersede all prior commitments, agreements, representations, and understandings, whether oral or written, relating to the subject matter hereof, and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto.

        9.18    Counterparts; Effectiveness.    This Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one in the same instrument. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto.

SECTION 10

DEFINITIONS

        10.1    Certain Defined Terms.    The terms defined below are used in this Agreement as so defined. Terms defined in the preamble, recitals and text of this Agreement are used in this Agreement as so defined.

        "Adjustment Date" means January 1, April 1, July 1, and October 1 of each year, commencing on January 1, 2003.

        "Affiliate" means any Person: (a) directly or indirectly controlling, controlled by, or under common control with, Borrower; (b) directly or indirectly owning or holding 10% or more of any equity interest in Borrower; or (c) 10% or more of whose voting stock or other equity interest is directly or indirectly owned or held by Borrower. For purposes of this definition, "control" (including with correlative meanings, the terms "controlling", "controlled by" and "under common control with") means the possession directly or indirectly of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or by contract or otherwise.

        "Agent" means U.S. Bank, N.A. in its capacity as agent for the Lenders under this Agreement and each of the other Loan Documents and any successor in such capacity appointed pursuant to subsection 8.2.

        "Agreement" means this Credit Agreement (including all schedules and exhibits hereto), as the same may from time to time be amended, restated, supplemented or otherwise modified.

        "Asset Disposition" means the disposition whether by sale, lease, transfer, loss, damage, destruction, condemnation or otherwise of any of the following: (a) any of the capital stock or other equity or ownership interest of any of Borrower's Subsidiaries or (b) any or all of the assets of Borrower or any of its Subsidiaries other than sales of inventory in the ordinary course of business.

        "Assignment and Acceptance Agreement" means an agreement among Agent, a Lender and such Lender's assignee regarding their respective rights and obligations with respect to assignments of the Loans and other interests under this Agreement and the other Loan Documents.

        "Bankruptcy Code" means Title 11 of the United States Code entitled "Bankruptcy", as amended from time to time or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect and all rules and regulations promulgated thereunder.

        "Borrower" shall have the meaning ascribed to that term in the preamble of this Agreement.

        "Business Day" means (a) for all purposes other than as covered by clause (b) below, any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the Commonwealth of Pennsylvania or the State of New York, or is a day on which banking institutions located in any such states are closed and (b) with respect to all notices, determinations, fundings and payments in connection with Loans bearing interest at the LIBOR, any day that is a Business Day described in clause (a) above and that is also a day for trading by and between banks in U.S. Dollar deposits in the applicable interbank LIBOR market.

        "Cherokee Investor Partners" means Cherokee Investor Partners LLC, a Delaware limited liability company.

        "Closing Date" means November 27, 2002.

        "Collateral" means, collectively: (a) all capital stock and other property pledged pursuant to the Security Documents; (b) all "Collateral" as defined in the Security Documents; (c) all real property mortgaged pursuant to the Security Documents; and (d) any property or interest provided in addition to or in substitution for any of the foregoing.

        "Confidential Offering Circular" means that certain Confidential Offering Circular and Consent Solicitation Statement, dated October 28, 2002.

        "Convertible Indenture" means that certain Indenture, dated as of November 27, 2002 Re: 12% Pay-In-Kind Senior Convertible Notes due 2008, by and among Borrower, as issuer, and U.S. Bank, N.A., as collateral agent.

        "Default" means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default if that condition or event were not cured or removed within any applicable grace or cure period.

        "Domestic Subsidiary" means a Subsidiary of the Borrower organized in a jurisdiction within the United States of America.

        "Exchange Offer" means Borrower's Offer to Exchange dated October 28, 2002, pursuant to which Borrower offered to exchange its existing Subordinated Notes for either (i) the Senior Indenture or (ii) the Convertible Indenture.

        "Existing Subordinated Notes" means the $100,000,000 10 1/2% Senior Subordinated Notes, Due 2009, issued pursuant to the Existing Indenture.

        "Exiting Lenders" means, collectively, Bank Austria Creditanstalt Corporate Finance, Inc., Fleet Capital Corporation and U.S. Bank, National Association.

        "Expiry Date" means the earlier of (a) the acceleration of the Obligations pursuant to subsection 6.3 or (b) November 30, 2005.

        "Federal Funds Effective Rate" means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100th of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100th of 1%) of the quotations for such day for such transactions received by Agent from three Federal funds brokers of recognized standing selected by it.

        "Financing Documents" means, collectively, the Heller Facility Loan Documents, the Indenture Documents and the Second Lien Note Documents

        "Foreign Subsidiary" means any Subsidiary of the Borrower, which is not a Domestic Subsidiary.

        "GAAP" means generally accepted accounting principles as set forth in statements from Auditing Standards No. 69 entitled "The Meaning of "Present Fairly in Conformance with Generally Accepted Accounting Principles in the Independent Auditors Reports"' issued by the Auditing Standards Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board that are applicable to the circumstances as of the date of determination.

        "Heller Credit Agreement" means the Amended and Restated Credit Agreement dated as of November 27, 2002 by and among the Borrower and Heller Financial, Inc. as Agent and as Lender.

        "Heller Facility Agent" means Heller Financial, Inc.

        "Heller Facility Collateral Documents" means, collectively, all security agreements, pledges, mortgages guarantees, and all other pledges, agreements, financing statements, filings or other documents that grant or evidence a Lien upon all the personal and real property of Borrower and its Domestic Subsidiaries in favor of the Heller Facility Agent.

        "Heller Facility Loan Documents" means, collectively, the Heller Credit Agreement, the notes delivered pursuant thereto, the guaranties in respect thereof, the Heller Facility Collateral Documents and any other agreements, instruments and certificates executed and delivered or issued in connection therewith by any of Borrower and Domestic Subsidiaries, as any or all may be amended, restated, extended, supplemented, renewed or otherwise modified from time to time.

        "Indebtedness" as applied to any Person, means: (a) all indebtedness for borrowed money; (b) that portion of obligations with respect to capital leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (c) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (d) any obligation owed for all or any part of the deferred purchase price of property or services if the purchase price is due more than 6 months from the date the obligation is incurred or is evidenced by a note or similar written instrument; and (e) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person.

        "Indenture Documents" means the Indentures, the notes issued pursuant thereto, and such other agreements, instruments and certificates executed and delivered (or issued) by Borrower or its Domestic Subsidiaries pursuant to the Indentures.

        "Indentures" means, collectively, the Convertible Indenture and the Senior Indenture.

        "Intercreditor Agreements" means, collectively the Senior Intercreditor Agreement and the Senior-Junior Intercreditor Agreement.

        "IRC" means the Internal Revenue Code of 1986, as amended from time to time and all rules and regulations promulgated thereunder.

        "ITS Companies" means those companies formed in connection with the acquisition of Industrial and Telecommunications Systems S.C.A., a Belgian company, and Industrial and Telecommunications Systems SPRL, a Belgian company, including Cherokee Netherlands I B.V., Cherokee Netherlands II B.V., and Cherokee Belgium I.

        "Lender" or "Lenders" means GSC and each other financial institution listed on the signature pages hereof together with its their successors and permitted assigns pursuant to subsection 8.1.

        "Lien" means any lien, mortgage, pledge, security interest, charge, encumbrance or governmental levy or assessment of any kind, whether voluntary or involuntary (including any conditional sale or other title retention agreement and any lease in the nature thereof), and any agreement to give any lien, mortgage, pledge, security interest, charge or encumbrance.

        "Loan" or "Loans" means the Term Loans.

        "Loan Documents" means this Agreement, the Notes, the Security Documents and all other instruments, documents and agreements executed by or on behalf of any Loan Party and delivered concurrently herewith or at any time hereafter to or for the benefit of Agent or any Lender in connection with the Loans and other transactions contemplated by this Agreement, all as amended, restated, supplemented or otherwise modified from time to time.

        "Loan Party" means, collectively, Borrower, Borrower's Subsidiaries and any other Person (other than Agent and each Lender) which is or becomes a party to any Loan Document or any Person which succeeds, voluntarily or involuntarily to the rights or obligations of any Loan Party under any Loan Document or with respect to any property subject to a Loan Document.

        "Material Adverse Effect" means (a) a material adverse effect upon the business, operations, properties, assets or financial condition of Borrower or any of its Subsidiaries or (b) the impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party or of Agent or any Lender to enforce any Loan Document or collect any of the Obligations. In determining whether any individual event would result in a Material Adverse Effect, notwithstanding that such event does not of itself have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then existing events would result in a Material Adverse Effect.

        "Net Proceeds" means cash proceeds received by Borrower or any of its Subsidiaries from any Asset Disposition (including insurance proceeds, awards of condemnation, and payments under notes or other debt securities received in connection with any Asset Disposition), net of (a) the costs of such sale, lease, transfer or other disposition (including any transfer, sales or similar taxes and any United States federal, state, local and foreign income or franchise taxes, in each case incurred, as a direct result of such sale, lease or transfer) and (b) amounts applied to repayment of Indebtedness (other than the Obligations) secured by a Lien on the asset or property disposed.

        "Note" or "Notes" means one or more of the promissory notes of Borrower substantially in the form of Exhibit 10.1(A).

        "Obligations" means all obligations, liabilities and indebtedness of every nature of each Loan Party from time to time owed to Agent or any Lender under the Loan Documents including the principal amount of all debts, claims and indebtedness, accrued and unpaid interest and all fees, costs and expenses, whether primary, secondary, direct, contingent, fixed or otherwise, heretofore, now and/or from time to time hereafter owing, due or payable whether before or after the filing of a proceeding under the Bankruptcy Code by or against Borrower, any of its Subsidiaries or any other Loan Party.

        "Permitted Shareholders" means Cherokee Investor Partners, GFI Energy Ventures LLC, OCM Principal Opportunities Fund, L.P., GFI Two LLC, Oxford Cherokee Inc., RIT Capital Partners plc, OCM/GFI Power Opportunities Fund, L.P. and OCM/GFI Cherokee Investments II, Inc.

        "Person" means and includes natural persons, corporations, limited liability companies, limited partnerships, limited liability partnerships, general partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof and their respective permitted successors and assigns (or in the case of a governmental person, the successor functional equivalent of such Person).

        "Pro Forma" means the unaudited consolidated and consolidating balance sheets of Borrower and its Subsidiaries prepared in accordance with GAAP as of the Closing Date after giving effect to the Related Transactions. The Pro Forma is annexed hereto as Schedule 10.1(A).

        "Pro Rata Share" means (a) with respect to all payments, computations and other matters relating to any Lender's Term Loan A, the percentage obtained by dividing (i) the outstanding Term Loans A of such Lender, by (ii) the aggregate of all the outstanding Term Loans A, (b) with respect to all payments, computations and other matters relating to any Lender's Term Loans B, the percentage obtained by dividing (i) the outstanding Term Loans B of such Lender, by (ii) the aggregate of all the outstanding Term Loans B, (c) with respect to all other matters (including without limitation the indemnification obligations arising under subsection 8.2(E)), the percentage obtained by dividing (i) the sum of the then outstanding portion of the Term Loans which was funded by such Lender by (ii) the sum of the then outstanding Term Loans.

        "Projections" means Borrower's forecasted consolidated and consolidating: (a) balance sheets; (b) profit and loss statements; (c) cash flow statements; and (d) capitalization statements, all prepared on a Subsidiary by Subsidiary basis on a consistent basis with Borrower's historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

        "Related Transactions" means the transactions contemplated by the Financing Documents, Repurchase Agreement, First Supplemental Indenture, the Confidential Offering Circular the documents and transactions relating thereto and the execution and delivery of the Related Transaction Documents, the funding of all Loans, and the payment of all fees, costs and expenses associated with all of the foregoing.

        "Related Transactions Documents" means the Loan Documents and all other agreements, instruments and documents executed or delivered in connection with the Related Transactions.

        "Repurchase Agreement" means that certain Loan Repurchase Agreement of even date herewith pursuant to which Borrower repurchases all Loans (as defined in the Heller Credit Agreement) of the Exiting Lenders.

        "Requisite Lenders" means Lenders having (a) 66 2/3% or more of the aggregate outstanding principal balance of the Loans.

        "Security Documents" means all instruments, documents and agreements executed by or on behalf of any Person to guaranty or provide collateral security with respect to the Obligations including, without limitation, any security agreement or pledge agreement, the Tri-Party Agreement Re: Payment Procedures, any guaranty of the Obligations, any mortgage or deed of trust, and all instruments, documents and agreements executed pursuant to the terms of the foregoing.

        "Senior GSC Lenders' Pro Rata Share" shall mean a pro rata share based on the percentage, which the then outstanding loans under the GSC Credit Agreement comprise of the Total Senior Outstandings.

        "Senior Heller Lenders' Pro Rata Share" shall mean a pro rata share based on the percentage, which the then outstanding Loans comprise of the Total Senior Outstandings.

        "Senior Indenture" means that certain Indenture, dated as of November 27, 2002 Re: 5 1/4% Senior Notes due 2008, by and among Borrower, as issuer, and U.S. Bank, N.A., as collateral agent.

        "Senior Intercreditor Agreement" means that certain Intercreditor Agreement Between Senior Lien Holders, dated as of November 27, 2002, by and among GSC, Agent and the Heller Facility Agent.

        "Senior-Junior Intercreditor Agreement" means that certain Intercreditor Agreement Re: Senior and Junior Lien Holders, dated as of November 27, 2002, by and among Agent, the GSC Facility Agent, U.S. Bank, N.A., in its capacity as collateral agent of each Indenture, and the holders of the Second Lien Notes.

        "Subsidiary" means, with respect to any Person, any corporation, partnership, association or other business entity of which more than 50% of the total voting power of shares of stock (or equivalent ownership or controlling interest) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

        "Supplemental Letter" means that certain letter agreement between Borrower, and Lender dated as of November 27, 2002.

        "Term Loan A Commitment" means $8,000,000.

        "Term Loan B Commitment" means $2,000,000.

        "Total Senior Outstandings" means the sum of (i) the principal amount of Loans then outstanding, plus, (ii) the principal amount of loans then outstanding under the Heller Credit Agreement

        10.2    Other Definitional Provisions.    References to "Sections", "subsections", "Exhibits" and "Schedules" shall be to Sections, subsections, Exhibits and Schedules, respectively, of this Agreement unless otherwise specifically provided. Any of the terms defined in subsection 10.1 may, unless the context otherwise requires, be used in the singular or the plural depending on the reference. In this Agreement, "hereof," "herein," "hereto," "hereunder" and the like mean and refer to this Agreement as a whole and not merely to the specific section, paragraph or clause in which the respective word appears; words importing any gender include the other gender; references to "writing" include printing, typing, lithography and other means of reproducing words in a tangible visible form; the words "including," "includes" and "include" shall be deemed to be followed by the words "without limitation"; references to agreements and other contractual instruments shall be deemed to include subsequent amendments, assignments, and other modifications thereto, but only to the extent such amendments, assignments and other modifications are not prohibited by the terms of this Agreement or any other Loan Document; references to Persons include their respective permitted successors and assigns or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations.

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        Witness the due execution hereof by the respective duly authorized officers of the undersigned as of the date first written above.

CHEROKEE INTERNATIONAL CORPORATION, a Delaware corporation
	By:	/s/ R. V. HOLLAND, JR.
	Name:	R. V. Holland, Jr.
	Title:	Chief Financial Officer
U.S. BANK NATIONAL ASSOCIATION, as Agent
	By:	/s/ FRANK P. LESLIE
	Name:	Frank P. Leslie
	Title:	Vice President
Commitment to make Term Loan A: $8,000,000	GSC PARTNERS GEMINI FUND LIMITED, as a Lender
Percentage of Term Loan A: 100%	By:	/s/ THOMAS INGLESBY
	Name:	Thomas Inglesby
	Title:	Managing Director
Commitment to make Term Loan B: $2,000,000
Percentage of Term Loan B: 100%

LIST OF EXHIBITS AND SCHEDULES

Exhibits
Exhibit 1.2(E)	—	LIBOR Rate Loan Request
Exhibit 1.5(B)	—	Excess Cash Flow Certificate
Exhibit 4.6(D)	—	Compliance Certificate
Exhibit 10.1(A)	—	Notes
Schedules
Schedule 3.1	—	Existing Debt
Schedule 3.2(A)(10)	—	Liens
Schedule 3.3	—	Existing Investments
Schedule 3.4	—	Contingent Obligations
Schedule 3.8	—	Affiliate Transactions
Schedule 3.9	—	Business Description
Schedule 5.4(A)	—	Jurisdictions of Organization
Schedule 5.4(B)	—	Capitalization
Schedule 5.4(D)	—	Foreign Qualifications
Schedule 5.6	—	Intellectual Property
Schedule 5.7	—	Investigations and Audits
Schedule 5.8	—	Employee Matters
Schedule 7.1	—	List of Closing Documents
Schedule 10.1(A)	—	Pro Forma

QuickLinks

  Exhibit 10.4